Filed Pursuant to Rule 424(b)(5)
Registration No. 333-263015

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and this preliminary prospectus supplement and the accompanying prospectus are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.

Preliminary Prospectus Supplement, dated March 14, 2022

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated March 10, 2022)

$    ,000,000

Puget Energy, Inc.

% Senior Secured Notes due 2032

Puget Energy, Inc. is offering $    ,000,000 of    % Senior Secured Notes due 2032 (the “Notes”). Interest is payable on                and                of each year, beginning on                , 2022. The Notes will mature on                , 2032.

We may, at our option, redeem some or all of the Notes at any time at redemption prices described in this prospectus supplement under “Description of Notes—Optional Redemption.” If a change of control triggering event as described in this prospectus supplement under “Description of Notes—Purchase of Notes Upon Change of Control Repurchase Event” occurs, we may be required to offer to purchase the Notes from the holders. The Notes will not have the benefit of any sinking fund.

The Notes will be our senior secured obligations. Subject to certain exceptions, the Notes will be secured by a security interest in (i) substantially all of our assets, which for all practical purposes consists mainly of all of the issued and outstanding stock in our wholly owned operating subsidiary, Puget Sound Energy, Inc. (“PSE”) and (ii) all of our equity interests owned by our parent company, Puget Equico LLC (“Puget Equico”). These same assets also secure our obligations under our senior secured credit facility and our existing senior secured notes on an equal and ratable basis and may secure other obligations in the future on an equal and ratable basis. See “Description of Notes—Security” in this prospectus supplement. The Notes will rank pari passu in right of payment, to the extent of the value of collateral securing the Notes, with all of our existing and future senior secured indebtedness and will be senior in right of payment to any of our future subordinated indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

	Per Senior Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to Puget Energy, Inc.(1)		%	$

(1)	Plus accrued interest from , 2022, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be delivered through the book-entry facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank SA/NV, on or about                  , 2022.

Joint Book-Running Managers

BofA Securities	Mizuho Securities	MUFG

US Bancorp

The date of this prospectus supplement is March                , 2022.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, in any related free writing prospectus filed by us with the Securities and Exchange Commission, and in any communication from us or the underwriters specifying the final terms of the offering. Neither we nor any underwriter has authorized anyone to provide you with information that is different. If anyone provided you with additional or different information, you should not rely on it. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering. The second part, the accompanying prospectus, gives more general information, some of which does not apply to the offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “we,” “us” and “our” or similar terms are to Puget Energy, Inc..

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these as forward-looking and provide meaningful cautionary language identifying important factors that could cause actual results to differ from the projected results. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “will likely result,” or “will continue” or the negative of such terms or similar expressions are intended to identify certain of these forward-looking statements.

Forward-looking statements reflect our current expectations and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us and PSE, as applicable, to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties. However, there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus supplement, some important risks that could cause our actual results or outcomes to differ materially from past results and those discussed in the forward-looking statements include:

•

Governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the Washington Utilities and Transportation Commission (Washington Commission), that may affect our ability to recover costs and earn a reasonable return, including but not limited to disallowance or delays in the recovery of capital investments and operating costs and discretion over allowed return on investment;

•

Changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions or by products of electric generation (including coal ash or other substances) or distribution of natural gas, natural resources, and fish and wildlife (including the Endangered Species Act) as well as the risk of litigation arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures;

•

Changes in tax law, related regulations or differing interpretation, or enforcement of applicable law by the Internal Revenue Service (IRS) or other taxing jurisdiction; and PSE’s ability to recover costs in a timely manner arising from such changes;

•	Inability to realize deferred tax assets and use production tax credits (PTCs) due to insufficient future taxable income;

•

Accidents or natural disasters, such as hurricanes, windstorms, earthquakes, floods, fires, extreme weather conditions, landslides, and other acts of God, terrorism, asset-based or cyber-based attacks, pandemic or similar significant events, which can interrupt service and lead to lost revenue, cause temporary supply disruptions and/or price spikes in the cost of fuel and raw materials and impose extraordinary costs;

•

The impact of widespread health developments, including the global Coronavirus Disease 2019 (COVID-19) pandemic, and responses to such developments (such as voluntary and mandatory quarantines, government stay at home orders, restrictions on travel, commercial, social and other activities, and the impact of vaccination mandates on employee and vendor staffing levels) could materially and adversely affect, among other things, electric and natural gas demand, customers’ ability to pay, supply chains, availability of skilled work-force, contract counterparties, liquidity and financial markets;

•	Commodity price risks associated with procuring natural gas and power in wholesale markets from creditworthy counterparties;

•

Wholesale market disruption, which may result in a deterioration of market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways, negatively affect wholesale energy prices and/or impede PSE’s ability to manage its energy portfolio risks and procure energy supply, affect the availability and access to capital and credit markets and/or impact delivery of energy to PSE from its suppliers;

•

Financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways, adversely affect the availability of and access to capital and credit markets and/or impact delivery of energy to PSE from its suppliers;

•	The effect of wholesale market structures (including, but not limited to, regional market designs or transmission organizations) or other related federal initiatives;

•

PSE electric or natural gas distribution system failure, blackouts or large curtailments of transmission systems (whether PSE’s or others’), or failure of the interstate natural gas pipeline delivering to PSE’s system, all of which can affect PSE’s ability to deliver power or natural gas to its customers and generating facilities;

•

Electric plant generation and transmission system outages, which can have an adverse impact on PSE’s expenses with respect to repair costs, added costs to replace energy or higher costs associated with dispatching a more expensive generation resource;

•	The ability to restart generation following a regional transmission disruption;

•	The ability of a natural gas or electric plant to operate as intended;

•	Changes in climate, weather conditions, or sustained extreme weather events in the Pacific Northwest, which could have effects on customer usage and PSE’s revenue and expenses;

•	Regional or national weather, which could impact PSE’s ability to procure adequate supplies of natural gas, fuel or purchased power to serve its customers and the cost of procuring such supplies;

•	Variable hydrological conditions, which can impact streamflow and PSE’s ability to generate electricity from hydroelectric facilities;

•	Variable wind conditions, which can impact PSE’s ability to generate electricity from the wind facilities;

•	The ability to renew contracts for electric and natural gas supply and the price of renewal;

•	Industrial, commercial and residential growth and demographic patterns in the service territories of PSE;

•	General economic conditions in the Pacific Northwest, which may impact customer consumption or affect PSE’s accounts receivable;

•

The loss of significant customers, changes in the business of significant customers or the condemnation of PSE’s facilities as a result of municipalization or other government action or negotiated settlement, which may result in changes in demand for PSE’s services;

•	The failure of information systems or the failure to secure information system data, which may impact the operations and cost of PSE’s customer service, generation, distribution and transmission;

•	Opposition and social activism that may hinder PSE’s ability to perform work or construct infrastructure;

•	Capital market conditions, including changes in the availability of capital and interest rate fluctuations;

•

Employee workforce factors including strikes; work stoppages; absences due to pandemics, accidents, natural disasters or other significant, unforeseeable events; availability of qualified employees or the loss of a key executive;

•	The ability to obtain insurance coverage, the availability of insurance for certain specific losses, and the cost of such insurance;

•	Changes in our or PSE’s credit ratings, which may have an adverse impact on the availability and cost of capital for us or PSE generally;

•

Deteriorating values of the equity, fixed income and other markets which could significantly impact the value of investments of PSE’s retirement plan, post-retirement medical benefit plan trusts and the funding of obligations thereunder; and

•

Recent laws proposed or passed by various municipalities in PSE’s service territory, including Seattle, which seek to reduce or eliminate the use of natural gas in various contexts, such as for space, cooking, and water heating in new commercial and multifamily buildings, which in turn may impact operations due to costs and delays from incremental permitting and other requirements that are outside PSE’s control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for our management to predict all such factors, nor can we assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. You are also advised to consult Item 1A—“Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and any further disclosures we make on related subjects in our current reports on Form 8-K.

PROSPECTUS SUPPLEMENT SUMMARY

This section contains a general summary of certain of the information contained in this prospectus supplement and the accompanying prospectus, as well as information that is incorporated by reference herein and does not include all of the information that may be important to you in making your investment decision. You should read this entire prospectus supplement, including the “Risk Factors” section beginning on page S-11 of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2021 and the financial statements and notes to those statements contained in the report, before making an investment decision.

Puget Energy, Inc.

We are an energy services holding company incorporated in the state of Washington in 1999. Substantially all of our operations are conducted through our subsidiary, PSE, a utility company. We also have a wholly-owned, non-regulated subsidiary, Puget LNG, LLC (“Puget LNG”), which was formed in 2016 and has the sole purpose of owning, developing and financing the non-regulated activity of a liquefied natural gas (LNG) facility at the Port of Tacoma, Washington.

We are an indirect wholly-owned subsidiary of Puget Holdings LLC (“Puget Holdings”). All of our common stock is indirectly owned by Puget Holdings. Puget Holdings is owned by a consortium of long-term infrastructure investors including the British Columbia Investment Management Corporation, the Alberta Investment Management Corporation, Ontario Municipal Employee Retirement System, PGGM Vermogensbeheer B.V., Macquarie Washington Clean Energy Investment, L.P., and the Ontario Teachers’ Pension Plan Board (collectively, the “Consortium”).

We are the direct parent company of PSE, the oldest and largest electric and natural gas utility headquartered in the state of Washington, primarily engaged in the business of electric transmission, distribution, generation and natural gas distribution. Our business strategy is to generate stable cash flows by offering reliable electric and natural gas service in a cost-effective manner through PSE, and be the clean energy provider of choice for our customers.

PSE is a public utility incorporated in the state of Washington in 1960. PSE furnishes electric and natural gas services in territory covering approximately 6,000 square miles, principally in the Puget Sound region. At December 31, 2021, PSE had approximately 1,203,000 electric customers, of which approximately 88% were residential customers, 11% were commercial customers and 1% were industrial, transportation and other customers. At December 31, 2021, PSE had approximately 865,000 gas customers, of which approximately 93% were residential customers, 6.6% were commercial customers and 0.4% were industrial and transportation customers.

PSE is affected by various seasonal weather patterns and therefore, utility revenues and associated expenses are not generated evenly during the year. Energy usage varies seasonally and monthly, primarily as a result of weather conditions. PSE experiences its highest retail energy sales in the first and fourth quarters of the year. Sales of electricity to wholesale customers also vary by quarter and year depending principally upon fundamental market factors and weather conditions. PSE has a Purchased Gas Adjustment (“PGA”) mechanism in retail natural gas rates to recover variations in natural gas supply and transportation costs. PSE also has a Power Cost Adjustment (“PCA”) mechanism in retail electric rates to recover variations in electricity costs on a shared basis with customers.

Since substantially all of our operations are conducted through PSE, our primary source of funds for the repayment of our indebtedness is dividends paid by PSE, which is subject to numerous restrictions on its ability to pay dividends, some of which derive from state corporate law, PSE’s gas and electric mortgage indentures and its credit agreements, state regulations and commitments made to the Washington Commission in connection with the Washington Commission’s order approving our merger with Puget Holdings.

Our executive office is located at 355 110th Ave NE, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363. Our website address is www.pugetenergy.com. Information found on our website is not incorporated into or otherwise part of this prospectus supplement.

The Offering

Issuer	Puget Energy, Inc.

Notes Offered	$ aggregate principal amount of % Senior Secured Notes due 2032 to be issued under the indenture dated as of December 6, 2010, between us and Computershare Trust Company, National Association, as successor trustee to Wells Fargo Bank, National Association (the “trustee”), including as to be supplemented by the seventh supplemental indenture thereto establishing the terms of the Notes to be dated as of , 2022 (collectively, the “indenture”).

Maturity Date	, 2032.

Interest Payment Dates	and of each year, beginning , 2022.

Optional Redemption	Prior to , 20 (three months prior to the maturity date of the Notes) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice to registered holders of the Notes, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus         basis points less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the Notes at our option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice to registered holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Ranking	The Notes will be:

•	our senior secured obligations;

•	pari passu in right of payment, to the extent of the value of the Collateral (as described below) securing the Notes, with all of our existing and future senior secured indebtedness;

•	senior in right of payment to any of our existing and future subordinated indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE.

As of December 31, 2021, we had approximately $2.0 billion of senior secured debt outstanding. As of December 31, 2021, PSE had total long-term debt and current liabilities of approximately $5.8 billion, all of which would be structurally senior in right of payment to the Notes.

Guarantees	The Notes will not be guaranteed by any of our subsidiaries or other affiliates.

Collateral	Our obligations under the Notes will be secured by a security interest in substantially all of our assets and our equity interests owned by our direct parent company, Puget Equico, as provided in the indenture. The Collateral, consists mainly of all of the issued and outstanding stock in our wholly owned operating subsidiary, PSE, and our stock. These assets also secure our obligations under our senior secured credit facility and our existing senior secured notes on an equal and ratable basis and may secure other obligations in the future on an equal and ratable basis. See “Description of Notes—Security” in this prospectus supplement. The Collateral will exclude certain of our assets as more specifically set forth in the Collateral Documents, as defined in the section entitled “Description of Notes—Definitions” in this prospectus supplement, including without limitation, any lease, license, contract or agreement to which we are a party, and any of our rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (a) any law, rule or regulation applicable to us or (b) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the Collateral Documents pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the U.S. Bankruptcy Code) or principles of equity.

Change of Control	Upon the occurrence of a Change of Control Repurchase Event, as defined in the section entitled “Description of Notes—Definitions” in this prospectus supplement, each holder of the Notes will have the right, at the holder’s option, to require us to repurchase all or any part of the holder’s Notes at a purchase price in cash equal to 101% of the principal thereof, plus accrued and unpaid interest, including additional interest, if any, to the date of such purchase in accordance with the procedures set forth in the indenture. See “Description of Notes—Purchase of Notes Upon Change of Control Repurchase Event” in this prospectus supplement

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the Notes, see “Description of Notes—Events of Default” in this prospectus supplement.

Further Issuances	We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further Notes equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms (except for the public offering price, the issue date, and, if applicable, the initial interest accrual date and the first interest payment date) as the Notes offered hereby, provided that such debt securities are fungible with the previously issued and outstanding debt securities for U.S. federal income tax purposes. The Notes offered hereby and any such further Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Issuer Obligations	The obligations to pay the principal of, premium, if any, and interest on the Notes are solely our obligations, and none of Puget Equico (our direct parent company), the members of the Consortium, or any of our subsidiaries will guarantee or provide any credit support for our obligations on the Notes.

Minimum Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Form of Notes	The Notes will be issued in fully registered book-entry form and will be represented by one or more global certificates, which will be deposited with or on behalf of DTC and registered in the name of DTC’s nominee. Beneficial interests in global certificates will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global certificate may not be exchanged for certificated Notes, except in limited circumstances described herein. Investors may elect to hold interests in the global securities through either DTC in the United States or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. See “Description of Notes—Book-Entry; Delivery and Form” in this prospectus supplement.

Covenants	The indenture governing the Notes contains certain covenants that, among other things, restrict our ability to merge, consolidate or transfer or lease all or substantially all of our assets. These covenants are subject to important exceptions and qualifications as described in this prospectus supplement under the caption “Description of Notes—Certain Covenants” in this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds from the sale of the Notes to repay at maturity $450 million in aggregate principal amount of our 5.625%

senior secured notes (the “5.625% senior secured notes”), and for general corporate purposes. A portion of the net proceeds may be invested temporarily in short-term interest bearing accounts, securities or similar investments until they are used for their intended purposes. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	A portion of the net proceeds from the sale of the Notes will be used to repay at maturity the 5.625% senior secured notes due July 2022. To the extent an underwriter or its affiliate owns the 5.625% senior secured notes, such party could receive at least 5.0% of the net proceeds of this offering. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Notes in accordance with Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. See “Underwriting (Conflicts of Interest) – Conflicts of Interest” in this prospectus supplement.

Trustee	Computershare Trust Company, National Association as successor trustee to Wells Fargo Bank, National Association.

Governing Law	The Notes, the indenture and the Collateral Documents and Security Documents relating to the Notes will be governed by the laws of the State of New York.

Risk Factors	You should refer to the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of material risks that you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

An investment in the Notes is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” and “Forward-Looking Information” in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2021 for a description of additional uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

RISKS RELATING TO PUGET ENERGY’S CORPORATE STRUCTURE

As a holding company, we depend on PSE’s ability to pay dividends.

As a holding company with no significant operations of our own, the primary source of funds for the repayment of debt and other expenses, as well as payment of dividends to our shareholder, is cash dividends PSE pays to us. PSE is a separate and distinct legal entity and has no obligation to pay any amounts to us, whether by dividends, loans or other payments. The ability of PSE to pay dividends or make distributions to us, and accordingly, our ability to pay dividends or repay debt or other expenses, will depend on PSE’s earnings, capital requirements and general financial condition. If we do not receive adequate distributions from PSE, we may not be able to meet our obligations or pay dividends.

The payment of dividends by PSE to us is restricted by provisions of certain covenants applicable to long-term debt contained in PSE’s electric and natural gas mortgage indentures. In addition, beginning February 2009, pursuant to the terms of the Washington Commission merger order, PSE may not declare or pay dividends if PSE’s common equity ratio calculated on a regulatory basis is 44.0% or below, except to the extent a lower equity ratio is ordered by the Washington Commission. Also, pursuant to the merger order, PSE’s ability to declare or make any distribution is limited by its’ corporate credit/issuer rating and EBITDA to interest ratio.

PSE’s ability to pay dividends is also limited by the terms of its credit facilities, pursuant to which PSE is not permitted to pay dividends during any Event of Default (as defined in the facilities), or if the payment of dividends would result in an Event of Default, such as failure to comply with certain financial covenants.

The Notes will be structurally subordinated to claims of creditors of PSE and our other subsidiaries.

The Notes will be structurally subordinated to indebtedness and other liabilities of PSE and our other subsidiaries. Any right that we have pursuant to our equity interest in PSE and Puget LNG to receive any assets of PSE or Puget LNG upon the liquidation or reorganization of PSE or Puget LNG, and the consequent rights of holders of the Notes to realize proceeds from the sale of their assets, will be effectively subordinated to the claims of PSE’s or Puget LNG’s creditors, including any trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders. Accordingly, in the event of a bankruptcy, liquidation or reorganization of PSE or Puget LNG, PSE or Puget LNG, as the case may be, will pay the holders of their indebtedness and any of their trade creditors and any other creditors referenced above before they will be able to distribute any of their assets to us on account of our equity interest in PSE or Puget LNG. The security interest in the pledged stock of PSE will not alter the effective subordination of the Notes to the claims of creditors of PSE.

RISKS RELATING TO THE NOTES

Proceeds from the Collateral may be inadequate to satisfy payments on the Notes.

The value of the Collateral will depend on market and economic conditions at the time, the availability of buyers and other factors beyond our control. The proceeds of any sale of the Collateral following a default by us may not be sufficient to satisfy the amounts due on the Notes. No appraisal of the fair market value of the

Collateral has been prepared in connection with this offering, and the value of the interest of the holders of the Notes in the Collateral may not equal or exceed the principal amount of the Notes. The Collateral is by its nature illiquid and therefore may not be able to be sold in a short period of time or at all.

In addition, the indenture and our senior secured credit facility permit us to incur additional debt secured equally and ratably by the Collateral. Therefore, the value of the Collateral may be inadequate to satisfy the amounts due under our secured indebtedness, including our senior secured credit facility and our existing senior secured notes, the Notes and any future indebtedness secured by the Collateral.

It may be difficult to realize the value of the Collateral securing the Notes.

The trustee’s ability to foreclose on the Collateral on behalf of the holders of the Notes may be subject to perfection, the consent of third parties, regulatory approvals, priority issues and other practical problems associated with the realization of the trustee’s security interest in the Collateral. We cannot assure holders of the Notes that any consents or approvals will be given if required and, therefore, the trustee may not have the ability to foreclose upon those assets or assume or transfer the right to those assets.

In addition, bankruptcy laws may limit the ability of the trustee to realize value from the Collateral. The right of the trustee to repossess and dispose of the Collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us. Under applicable bankruptcy law, secured creditors such as the holders of the Notes would be prohibited from foreclosing upon or disposing of a debtor’s property without prior bankruptcy court approval.

The indenture permits us to incur additional debt.

The indenture governing the Notes does not place any limitation on the amount of debt that may be incurred by us or PSE. We may therefore incur a significant amount of additional debt, including secured debt secured equally and ratably by the Collateral, as described under “Description of Notes—Security” in this prospectus supplement. PSE may also incur additional debt, which could affect its ability to pay dividends to us. The incurrence of additional debt may have important consequences for holders of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the trading value of the Notes, if any, and a risk that the credit rating of the Notes is lowered or withdrawn.

We may incur additional indebtedness that may share in the liens on the Collateral securing the Notes, which will dilute the value of the Collateral.

The Collateral secures our senior secured credit facility and our existing senior secured notes. Under the terms of the indenture governing the Notes, we also will be permitted in the future to incur additional indebtedness and other obligations that may be secured by additional liens on the Collateral securing the Notes.

Any additional obligations secured by a lien on the Collateral will dilute the value of the Collateral securing the Notes. See “Description of Notes—Security” in this prospectus supplement.

The proceeds from the sale of all such Collateral may not be sufficient to satisfy the amounts outstanding under the Notes and all other indebtedness and obligations secured by such liens. If such proceeds were not sufficient to repay amounts outstanding under the Notes, then holders (to the extent not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our remaining assets, if any.

To the extent a security interest in any of the Collateral is created or perfected following the date of the issuance of the Notes, the security interest would remain at risk of being voided as a preferential transfer by a trustee in bankruptcy or being subject to the liens of intervening creditors.

The imposition of certain permitted liens could adversely affect the value of the Collateral.

The Collateral securing the Notes will be subject to liens permitted under the terms of the indenture governing the Notes, whether arising on or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the Collateral securing the Notes, as well as the ability of the collateral agent to realize or foreclose on such Collateral. The Collateral that will secure the Notes also secures our obligations under our senior secured credit facility and our existing senior secured notes and may also secure future indebtedness and other obligations of ours to the extent permitted by the indenture and the Security Documents. Your rights to the Collateral would be diluted by any increase in the indebtedness secured by the Collateral. To the extent we incur any permitted liens, the liens of holders may not be first priority.

You will have limited rights to enforce remedies under the Security Documents and the Collateral Agency Agreement, and the Collateral may be released without your consent in certain circumstances.

A collateral agent has been appointed by the holders of the liens on the Collateral, and such collateral agent (directly or through co-agents or sub-agents) is authorized to enforce all liens on the Collateral on behalf of the authorized representatives for the holders of the obligations secured by liens on the Collateral, including holders of Notes. Under the terms of the Security Documents, subject to certain exceptions, for so long as the senior secured credit facility remains outstanding, the collateral agent will pursue remedies and take other action related to the Collateral, including the release thereof, pursuant to the direction of the Credit Agreement Administrative Agent. Accordingly, during such time, the Credit Agreement Administrative Agent will have a right to control all remedies and the taking of other actions related to the Collateral, including the release thereof, without the consent of holders and the trustee under the indenture governing the Notes.

In addition, in the event the senior secured credit facility is no longer outstanding, the collateral agent will pursue remedies and take other action related to the Collateral, including the release thereof, pursuant to the direction of the authorized representative for the holders of the largest class of outstanding obligations secured by liens on the Collateral, which may or may not be the Notes offered hereby. We will be permitted under the terms of the indenture to incur additional indebtedness secured on an equal basis with the Notes. As a result, the Notes may not ever represent the largest class of any remaining obligations secured by liens on the Collateral. Accordingly, holders may not ever have the right to control the remedies and the taking of other actions related to the Collateral.

In addition, all Collateral sold or otherwise disposed of in accordance with the terms of the documents governing the first lien obligations will automatically be released from the lien securing the Notes and the lien securing the other secured obligations. Accordingly, any such sale may result in a release of the Collateral subject to such sale or disposition.

Under the Collateral Agency Agreement, as defined under “Description of Notes–Definitions” in this prospectus supplement, the authorized representative of the holders may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared Collateral to secure that financing, subject to conditions and limited exceptions.

After such a filing, the value of the Collateral could materially deteriorate and holders would be unable to raise an objection.

The Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes and, as a result, there may not be sufficient Collateral to pay all or any of the Notes.

The Collateral has not been appraised in connection with this offering. The value of the Collateral and the amount that may be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral and of the electric transmission, distribution and generation and natural gas distribution industries, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. By their nature, portions of the Collateral are illiquid and may have no readily ascertainable market value.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of Collateral be “commercially reasonable.” If a court were to determine that any aspect of the collateral agent’s exercise of remedies was not commercially reasonable, the ability of the trustee and you to recover the difference between the amount realized through such exercise of remedies and the amount owed on the Notes may be adversely affected and, in the worst case, you could lose all claims for such deficiency amount.

There are certain circumstances other than repayment or discharge of the Notes under which certain Collateral securing the Notes can be released without consent of the trustee or the holders.

Under certain circumstances, certain Collateral securing the Notes can be released without consent of the trustee or the holders, including:

•	upon a sale or other disposition of such Collateral in a transaction permitted under the indenture and the other Credit Documents, or

•

a release of less than a material portion of the Collateral, if consent to the release of all liens on such Collateral has been given by the required voting parties under the Collateral Agency Agreement, which do not include the trustee or holders of the Notes; however, release of a material portion or more of the Collateral will require unanimous consent of the voting parties under the Collateral Agency Agreement, which does include the trustee.

Any of these events will reduce the aggregate value of the Collateral securing the Notes.

We will in most cases have control over certain Collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes.

The Security Documents allow us to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from, the Collateral securing the Notes (other than capital stock that has been pledged). So long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the collateral agent for the holders, conduct ordinary course activities with respect to Collateral (other than capital stock that has been pledged), such as selling, factoring, abandoning or otherwise disposing of Collateral and making ordinary course cash payments (including repayments of indebtedness). To the extent that additional indebtedness and obligations are secured by the Collateral, our control over the Collateral may be diminished.

Your security interests in certain items of present and future Collateral may not be perfected. Even if your security interests in certain items of Collateral are perfected, it may not be practicable for you to enforce or economically benefit from your rights with respect to such security interests.

The security interests will not be perfected with respect to certain items of Collateral that cannot be perfected by the filing of financing statements or by “control” (as defined in the Uniform Commercial Code). Security interests in Collateral such as certain de minimis deposit accounts, may not be perfected or may not have priority with respect to the security interests of other creditors. To the extent that the security interests in any items of Collateral are unperfected, the rights of holders with respect to such Collateral will be equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable U.S. federal bankruptcy laws.

There are certain categories of property that are excluded from the Collateral.

Certain categories of assets are excluded from the Collateral securing the Notes. Excluded assets include, among other categories, any lease, license, contract or agreement to which we are a party, and any rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of any law or a term, provision or condition of any such lease, license, contract or agreement. The rights of holders with respect to such excluded property will be equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable U.S. federal bankruptcy laws.

Intervening creditors may have a perfected security interest in the Collateral.

The Collateral is subject to liens permitted under the terms of our senior secured credit facility and the indenture governing the Notes whether arising before, on or after the date the Notes are issued. There is a risk that there may be a creditor whose liens are permitted under our senior secured credit facility or the indenture governing the Notes, or an intervening creditor that has a perfected security interest in the Collateral securing the Notes. If there is such an intervening creditor, the lien of such creditor, whether or not permitted under our senior secured credit facility or the indenture governing the Notes, may be entitled to a higher priority than the liens securing the Notes. The existence of any liens securing obligations owed to intervening creditors, including liens permitted under the senior secured credit facility or the indenture governing the Notes and incurred or perfected prior to the liens securing the Notes, could adversely affect the value of the Collateral securing the Notes, as well as the ability of the collateral agent to realize or foreclose on such Collateral.

The Collateral will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be permitted by the senior secured credit facility or the indenture governing the Notes. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral that will secure the Notes, as well as the ability of the collateral agent to realize or foreclose on the Collateral for the benefit of holders.

Rights of holders in the Collateral may be adversely affected by the failure to perfect security interests in certain Collateral acquired in the future.

The security interest in the Collateral securing the Notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent for the holders will monitor, or that we will inform the trustee or the collateral agent for the holders of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired property. The trustee and the collateral agent for the holders have no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Notes against third parties.

Rights of holders in the Collateral may be adversely affected by bankruptcy proceedings.

The right and ability of the collateral agent for the holders to repossess and dispose of the Collateral securing the Notes upon an event of default is likely to be significantly impaired by U.S. federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to, or possibly even after, the collateral agent has repossessed and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the holders, is prohibited from repossessing Collateral from a debtor in a bankruptcy case, or from disposing of Collateral repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use Collateral, and the proceeds, products, rents or profits of the Collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the Collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case.

In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment of loss of value of the Collateral through the requirements of “adequate protection.”

Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, holders would have “undersecured claims” as to the difference. U.S. federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Additionally, in the event the bankruptcy court determines that the value of the Collateral is sufficient to repay all amounts due on the Notes such that the holders would have “oversecured claims,” the bankruptcy court may nevertheless reduce the amount of interest owed during the bankruptcy case from the contractual rate of interest to the federal judgment interest rate.

Any future pledge of Collateral might be voidable in bankruptcy.

Any future pledge of Collateral in favor of the collateral agent for the holders, including pursuant to security documents delivered after the date of the indenture governing the Notes, might be voidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits holders to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Federal and state fraudulent transfer laws may permit a court to void the Notes, subordinate claims in respect of the Notes and require holders to return payments received and, if that occurs, you may not receive any payments on the Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the delivery of the Notes could be voided as a fraudulent transfer or conveyance if (a) we or our direct parent company, Puget Equico, as applicable, issued the Notes or granted securing interests on assets with the intent of hindering, delaying or defrauding creditors or (b) we or Puget Equico, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or granting securing interests on assets and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or Puget Equico, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes;

•	the issuance of the Notes left us or Puget Equico with an unreasonably small amount of capital to carry on the business;

•	we or Puget Equico intended to, or believed that we or Puget Equico would, incur debts beyond our or Puget Equico’s ability to pay such debts as they mature; or

•

we or Puget Equico was a defendant in an action for money damages, or had a judgment for money damages docketed against us or Puget Equico, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or Puget Equico did not receive reasonably equivalent value or fair consideration for the Notes or granted securing interests on assets if we or Puget Equico did not substantially benefit directly or indirectly from the issuance of the Notes or the granting of security interests. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise to retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or Puget Equico were solvent at the relevant time or, regardless of the standard that a court uses, that the granting of security interests would not be further subordinated to our or any of Puget Equico’s other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the Notes or granting of securing interests was a fraudulent transfer or conveyance, the court could void the payment obligation under the Notes or such securing interests, or further subordinate the Notes or such security interests to presently existing and future indebtedness of ours or Puget Equico, or require holders to repay any amounts received with respect to such security interests. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes.

Further, the voidance of the Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

The value of the Collateral may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their respective security interests in their Collateral is greater than their respective pre-bankruptcy claims. Further, if holders are entitled to post-petition interest, the bankruptcy court may reduce the amount of interest owed during the bankruptcy case from the contractual rate of interest to the federal judgment interest rate.

Holders may be deemed to have an unsecured claim to the extent that the fair market value of the Collateral securing the Notes, together with the other obligations secured by the same lien, is less than the face amount of all obligations secured by the same lien. In such case, holders will not be entitled to post-petition interest under the U.S. Bankruptcy Code. Upon a finding by a bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the unsecured portion of the Notes to receive other “adequate protection” under the U.S. Bankruptcy Code. In addition, if any payments of post-petition interest had been made at the time of such a finding of under- collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes. No appraisal of the fair market value of the Collateral has been prepared in connection with the issuance of the Notes and, therefore, the value of the interests of holders in the Collateral may not equal or exceed the principal amount of the Notes and may not be sufficient to satisfy our obligations under all or any part of the Notes.

In addition, under most circumstances, while you share equally and ratably with the other secured parties in all proceeds from any realization on the Collateral, subject to certain exceptions, you will not control the rights and remedies with respect to the Collateral upon an event of default and the exercise of any such rights and remedies following such an event of default will be made by the collateral agent, acting at the direction of the Credit Agreement Administrative Agent or the authorized representative of the largest outstanding debt secured by a pari passu lien on the Collateral.

We may not be able to repurchase the Notes upon a change in control or upon the exercise of the holders’ options to require repurchase of the Notes.

Upon the occurrence of specific types of change in control events, holders will have the right to require us to repurchase the Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, including additional interest, if any. In the event that we experience a change in control that results in a repurchase of the Notes or requires us to repurchase the Notes, we may not have sufficient financial resources to satisfy all of our obligations under the Notes. In addition, restrictions under our senior secured credit facility may not allow us to repurchase the Notes or otherwise refinance such indebtedness to satisfy our obligations.

An active trading market for the Notes may not develop.

There is currently no public market for the Notes and we do not currently plan to list the Notes on any securities exchange or to seek their quotation on any automated dealer quotation system. We have been advised that the underwriters intend to make a market in the Notes; however, the underwriters are not obligated to do so. Any such market-making may be discontinued at any time, for any reason and without notice. If the underwriters cease to act as market-makers for the Notes for any reason, there can be no assurance that another firm or person will make a market in the Notes. There can be no assurance that an active market for the Notes will develop or, if a market does develop, at what price the Notes will trade. In addition, the liquidity of any trading market for the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for such securities and by changes in our financial performance or prospects.

USE OF PROCEEDS

We estimate that the proceeds from the sale of the Notes, after deducting the underwriting discount but before deducting estimated net offering expenses, will be $        million. We intend to use the net proceeds from the sale of the Notes to repay at maturity $450 million in aggregate principal amount of the 5.625% senior secured notes and for general corporate purposes. A portion of the net proceeds may be invested temporarily in short-term interest bearing accounts, securities or similar investments until they are used for their intended purposes.

To the extent certain of the underwriters or their affiliates own the 5.625% senior secured notes, the repayment of which are expected to be funded with a portion of the net proceeds from this offering, such underwriters will receive a portion of the net proceeds. See “Underwriting (Conflicts of Interest)-Conflicts of Interest” in this prospectus supplement.

DESCRIPTION OF NOTES

The following description of the Notes, supplements the more general description of the senior secured notes that appears in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls. You should read this section together with the section called “Description of Securities” in the accompanying prospectus. The Notes will be issued as a separate series of senior secured notes under the indenture described below. Other than described below, provisions of the indenture are more fully described in the section called “Description of Securities” in the accompanying prospectus. We qualify the description of the Notes by reference to the Indenture.

General

We will issue the Notes under our indenture dated as of December 6, 2010, between us and Computershare Trust Company, National Association, as successor trustee to Wells Fargo Bank, National Association (the “trustee”), and the seventh supplemental indenture, to be dated as of                , 2022, between us and the trustee. We refer to the indenture and the seventh supplemental indenture, together, as the “indenture.” The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The descriptions under this heading and under “Description of Securities” in the accompanying prospectus are only summaries of the material provisions of the indenture and the Collateral Documents relating to the Notes, do not purport to be complete and are qualified in their entirety by reference to the provisions of the indenture and the Collateral Documents, including the definitions therein of certain terms used herein and therein. Because these descriptions are summaries, they may not contain all the information that is important to you. We urge you to read the indenture and such Collateral Documents because they, and not these descriptions, will define your rights as holders of the Notes. You may request copies of the proposed form of the indenture and the Collateral Documents as described under “Where You Can Find More Information” in this prospectus supplement.

In the discussion that follows, “Puget Energy,” “the Company,” “we,” “us” and “our” refer only to Puget Energy, Inc., and any successor obligor on the Notes, and not to PSE or any other subsidiary of ours. References to paying principal on the Notes are to payment at maturity or redemption.

Definitions of certain defined terms used in this “Description of Notes” but not defined below have the meanings assigned to them under “—Definitions” in this prospectus supplement.

Except as described below under “—Certain Covenants—Limitation on Liens,” the indenture does not limit our ability to incur other indebtedness or to issue other securities, including other series of debt securities.

Principal, Maturity and Interest

The Notes initially will be issued in an aggregate principal amount of $        million. The Notes will bear interest at the rate of        % per year and will mature on                 , 2032. Interest will be payable on the Notes semi-annually on                 and                 of each year, beginning on                 , 2022, until the principal is paid or made available for payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payment of interest on the Notes will be made to the person in whose name such Notes are registered at the close of business on the                 and                  immediately preceding the relevant interest payment date. Interest will be computed based on a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date. If there has been a default in the payment of interest on any Note, such defaulted interest may be payable to the holder of such Note as of the close of business on a date selected by the trustee which is not more than 30 days and not less than 10 days before the date proposed by the Company for payment of such defaulted interest or in any other lawful manner, if the trustee deems such manner of payment practicable.

Payment of principal of the Notes will be made against surrender of such Notes at the corporate trust office of the trustee in the continental United States, as paying agent for us. We may change the paying agent at our discretion. For so long as the Notes are issued in book-entry form, payments of principal and interest shall be made in immediately available funds by wire transfer to The Depository Trust Company, or DTC, or its nominee.

Subject to applicable escheatment laws, all amounts paid by us for the payment of principal, premium (if any) or interest on any Notes that remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us and the holders of such Notes will thereafter look only to us for payment thereof.

Form and Denomination; Registration and Transfer

The Notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will initially issue the Notes in global book-entry form. So long as the Notes are in book-entry form, transfers and exchanges will be registered on the records of the depositary or its participants. If the Notes are issued in certificated form, holders of Notes may register the transfer of Notes, and may exchange Notes for other Notes of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of Computershare Trust Company, National Association, as security registrar for the Notes. We may change the place for registration of transfer and exchange of the Notes, may appoint one or more additional security registrars (including us) and may remove any security registrar, all at our discretion. No service charge will be made for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Notes. We will not be required to execute or provide for the registration of transfer of or the exchange of (a) any Note during a period of 15 days before giving any notice of redemption or (b) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. See “—Book-Entry; Delivery and Form” in this prospectus supplement.

Further Issuances

The Notes initially will be limited to $        million in aggregate principal amount. We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional debt securities under the indenture having the same terms as, and ranking equally with, the Notes in all respects (except for the public offering price, the issue date and if applicable, the initial interest accrual date and the first interest payment date), provided that such debt securities are fungible with the previously issued and outstanding debt securities for U.S. federal income tax purposes. The Notes offered hereby and any such further Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Optional Redemption

Prior to                , 20 (three months prior to the maturity date of the Notes) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice to registered holders of the Notes, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the Notes at our option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice to registered holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The trustee shall have no duty to determine, or verify the calculation of, the redemption price.

If notice of redemption is given as aforesaid, the Notes so to be redeemed will, on the redemption date, become due and payable at the applicable redemption price described above together with any accrued and unpaid interest thereon, and from and after such date (unless we have defaulted in such payment of the redemption price and accrued interest) such Notes shall cease to bear interest. If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the Securities Rate. See “Description of Securities—Events of Default” in the accompanying prospectus.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Notes by tender offer, in the open market or by private agreement.

Ranking

The Notes will be:

•	our senior secured obligations;

•

pari passu in right of payment, to the extent of the value of the Collateral securing the Notes, with all of our existing and future senior secured indebtedness (as of the date hereof, our obligations under our senior secured credit facility and our existing senior secured notes constitute our only other senior secured indebtedness);

•	senior in right of payment to any of our future subordinated indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE.

Because we are a holding company and substantially all of our operations are conducted by our subsidiaries (principally PSE), holders of our debt securities, including holders of the Notes, will have a junior position to claims of creditors and certain security holders of our subsidiaries (PSE and Puget LNG), including any trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would also be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of our subsidiaries and would be subordinated to any indebtedness or other liabilities of our subsidiaries senior to our interest. Certain of our operating subsidiaries, principally PSE, have ongoing corporate debt programs used to finance their business activities. As of December 31, 2021, PSE had approximately $5.8 billion of outstanding long-term debt and current liabilities, all of which would be structurally senior in right of payment to the Notes. We and PSE retain the ability to incur substantial additional indebtedness and other liabilities. Moreover, our ability to pay principal and interest on the Notes is dependent upon the earnings of our subsidiaries and the distribution or other payments from our subsidiaries to us in the form of dividends, loans, advances or the repayment of loans and advances from us. The indenture does not contain any limitation on our ability to incur additional debt or on our subsidiaries’ ability to incur additional debt to us or to third parties. In addition, we lend funds to our subsidiary PSE from time to time through a demand promissory note, and to our subsidiary Puget LNG through an intercompany credit agreement. See “Risk Factor—Risks Relating to Puget Energy’s Corporate Structure—As a holding company, we depend on PSE’s ability to pay dividends.”

No Guarantees

The Notes will not be guaranteed by any of our subsidiaries or other affiliates. Because the Notes will not be guaranteed by our subsidiaries, the Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. See “—Ranking” above.

Security

General

The Notes will be secured by liens (subject to Permitted Liens) on the same assets that secure our other Secured Obligations, including our Credit Agreement Obligations, which assets currently consist of: (a) subject to certain exceptions, substantially all of our tangible and intangible assets, other than real property, including 100% of the equity interests of PSE (the “Pledged PSE Stock”) and (b) 100% of the equity interests of Puget Energy, Inc., which are owned by our direct parent, Puget Equico LLC (the “Pledged Puget Energy Stock” and, collectively with the Pledged PSE Stock, the “Pledged Stock”).

The Collateral will exclude certain of our assets as more specifically set forth in the Collateral Documents, including without limitation, any lease, license, contract or agreement to which we are a party, and any of our rights or interests thereunder, if and to the extent that a security interest is prohibited by or in violation of (a) any law, rule or regulation applicable to us, or (b) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the U.S. Bankruptcy Code) or principles of equity).

Under the terms of the Collateral Agency Agreement, the Collateral securing the Notes will be shared equally and ratably (subject to Permitted Liens) with the liens securing other Secured Obligations, which includes the Credit Agreement Obligations, the existing senior secured note obligations and any future Additional Secured Obligations. As of the date hereof, obligations under our senior secured credit facility and our existing senior secured notes constitute our only other Secured Obligations.

Pursuant to the indenture and the Collateral Documents relating to the Notes, substantial additional Indebtedness may, without the consent of holders, constitute Secured Obligations. So long as any Credit Agreement Obligations remain outstanding and a Majority Non-Controlling Voting Party Enforcement Date has not occurred, the Authorized Representative for our senior secured credit facility will have the right to control the remedies with respect to the Collateral. See “—Collateral Agency Agreement.” Such rights, if exercised, could adversely affect the value of the Collateral on behalf of the holders of the Notes. We will also be able to incur additional Secured Obligations and other Indebtedness and obligations secured by Permitted Liens. The amount of such obligations could be significant. The existence of any Permitted Liens could adversely affect the value of the Collateral securing the Notes as well as the ability of the collateral agent to realize or foreclose on such Collateral. Your rights to the Collateral would be diluted by any increase in the obligations secured by such Collateral.

Sufficiency of Collateral

The Collateral has not been appraised in connection with this offering. The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral and the energy industry, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral are illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of such assets separate from the sale of our business operations may not be feasible or of significant value.

We and Puget Equico have limited obligations to perfect the security interest of the holders in certain specified Collateral. For example, the collateral agent and the other Authorized Representatives under the Collateral Agency Agreement may not have control over, and hence will not have a perfected security interest in, any of our deposit accounts.

After-acquired Collateral

From and after the issue date of the Notes and subject to certain limitations and exceptions, if we acquire, or Puget Equico acquires, any property or asset that would constitute Collateral, pursuant to the terms of the Collateral Documents relating to the Notes, holders of the Notes will obtain a lien (subject to Permitted Liens) upon such property or asset as security for the Notes. However, there can be no assurance that the trustee or the collateral agent will monitor, or that we or Puget Equico will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary actions will be taken to properly perfect the security interest in such after-acquired property.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Collateral Agency Agreement provides for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the collateral agent, subject to any requirement that the Washington Commission and FERC consent to or approve the exercise of remedies by the collateral agent as described below, at the direction of the Controlling Authorized Representative as set forth in the Collateral Agency Agreement, and the distribution of the net proceeds of any such sale to the holders of Secured Obligations, including the holders on a pro rata basis, subject to the Collateral Agency Agreement. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full our obligations under the Notes. Pursuant to the Collateral Agency Agreement, only the collateral agent, acting at the direction of the Controlling Authorized Representative and the Required Voting Parties may exercise remedies with respect to the Liens securing Secured Obligations. The Credit Agreement Administrative Agent will be the Controlling Authorized Representative for so long as any Credit Agreement Obligations are secured by the Collateral and thereafter the Authorized Representative for the holders of the largest class of outstanding Secured Obligations will be the Controlling Authorized Representative. Accordingly, holders may not ever have the right to control the remedies and the taking of other actions related to the Collateral.

Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the Pledged Stock upon the occurrence of an Event of Default. Because PSE is a regulated public utility, such foreclosure proceedings, the enforcement of the Collateral Documents and the right to take other actions with respect to the Pledged PSE Stock and Pledged Puget Energy Stock may be limited and subject to regulatory approval. PSE is subject to regulation at the state level by the Washington Commission. At the federal level, it is subject to regulation by FERC. See “Business—Regulation and Rates” in our Annual Report on Form 10-K for the year ended December 31, 2021. Regulation by the Washington Commission and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. In particular, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions or exercise other remedies with respect to the Pledged Stock could require approval by FERC and/or the Washington Commission. There can be no assurance that any such regulatory approval can be obtained on a timely basis, or at all.

Certain bankruptcy limitations

The right and ability of the collateral agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against us or Puget Equico prior to the collateral agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the collateral agent is prohibited from repossessing Collateral from a debtor in a bankruptcy case, or from disposing of Collateral repossessed from a debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral. The U.S. Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders would hold secured claims only to the extent of the value of the Collateral, and unsecured claims with respect to any shortfall.

Any future pledge of the Collateral in favor of the collateral agent, including pursuant to the Collateral Documents relating to the Notes delivered after the date of the sixth supplemental indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

See “Risk Factors—Risks Relating to the Notes—Rights of holders in the Collateral may be adversely affected by bankruptcy proceedings” and “Risk Factors—Risks Relating to the Notes—Any future pledge of the Collateral might be voidable in bankruptcy” in this prospectus supplement.

Certain covenants with respect to the Collateral

The Collateral will be pledged pursuant to the Collateral Documents, which contain provisions relating to identification of the Collateral and the maintenance of perfected Liens securing obligations under the Notes. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents relating to the Notes and the indenture as they relate to the Collateral.

The Collateral Documents provide that we and Puget Equico shall, at our and Puget Equico’s sole expense, do all acts which may be reasonably necessary, or as the collateral agent may reasonably request, to confirm that the collateral agent holds, for the benefit of the holders, duly created, enforceable and perfected Liens in the Collateral (subject to Permitted Liens) to the extent required by the indenture, and such Collateral Documents. As necessary, or upon reasonable request of the collateral agent, we and Puget Equico shall, at our and Puget Equico’s sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary, or as the collateral agent may reasonably request, to perfect and protect any pledge or security interest granted or purported to be granted by the Collateral Documents, including with respect to after acquired Collateral, to the extent required thereunder.

The Collateral Documents provide that we will (a) cause PSE not to issue any equity interests in addition to or in substitution for the equity interests issued by PSE, except to us, and (b) pledge, immediately upon our acquisition (directly or indirectly) thereof, any and all additional equity interests issued to us by PSE.

Collateral Agency Agreement

The trustee has signed a joinder to the Collateral Agency Agreement as Authorized Representative for the holders of all notes issued under the indenture, including the Notes. The Collateral Agency Agreement governs the rights of the holders of Secured Obligations, including the holders, with respect to the Collateral, and may be amended from time to time without the consent of the trustee or the holders to add other parties holding Additional Secured Obligations permitted to be incurred under the indenture, our senior secured credit facility, any other Security Documents and the Collateral Agency Agreement.

Under the Collateral Agency Agreement, only the Controlling Authorized Representative has the right to instruct the collateral agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral, whether under any Security Document, applicable law or otherwise. Only the collateral agent, acting on the instructions of the Controlling Authorized Representative or the Required Voting Parties and in accordance with the applicable Security Documents, is entitled to take any such actions or exercise any such remedies with respect to the Collateral and the Authorized Representatives of all other classes of Secured Obligations have no right to instruct the collateral agent or otherwise take actions with respect to the Collateral except as described below, even though all holders of Secured Obligations will share equally and ratably in the proceeds. The Controlling Authorized Representative will initially be the Authorized Representative for our senior secured credit facility. The trustee, who will act as Authorized Representative in respect of the Notes, will have no rights to take any action under the Collateral Agency Agreement except as described below.

The Authorized Representative for our senior secured credit facility will be the Controlling Authorized Representative for so long as any Credit Agreement Obligations are secured by the Collateral and thereafter, the Controlling Authorized Representative will be the Authorized Representative of the class of Secured Obligations that constitutes the largest outstanding principal amount of any then-outstanding class of Secured Obligations with respect to the Collateral; provided, in each case, that if there occurs one or more Majority Non-Controlling Voting Party Enforcement Dates, the Controlling Authorized Representative will be the Authorized Representative representing the largest principal amount of Secured Obligations then outstanding.

The “Majority Non-Controlling Voting Party Enforcement Date” is, with respect to any Series of Secured Obligations, the date which is 90 days (throughout which 90-day period such Series of Secured Obligations was the Series constituting the Majority Non-Controlling Voting Parties) after the occurrence of both (a) an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) and (b) the collateral agent’s and each other Authorized Representative’s receipt of written notice from the Authorized Representative for the Majority Non-Controlling Voting Parties certifying that (i) the holders of such Series of Secured Obligations are the Majority Non-Controlling Voting Parties and that an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) has occurred and is continuing and (ii) the Secured Obligations of such Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Credit Document governing the Series for such Majority Non-Controlling Voting Parties; provided that such 90-day period will be stayed and the Majority Non-Controlling Voting Party Enforcement Date will be stayed and shall not occur and will be deemed not to have occurred with respect to any Collateral (A) at any time the collateral agent has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (B) at any time we are, or Puget Equico or any grantor which has granted a security interest in such Collateral is, then a debtor under or with respect to any Insolvency or Liquidation Proceeding.

Only the collateral agent will act with respect to the Collateral. The Controlling Authorized Representative and the Required Voting Parties will have the sole right to instruct the collateral agent to act or refrain from acting with respect to the Collateral. No representative of any non-controlling secured party may contest, protest or object to any foreclosure proceeding or action brought by the collateral agent or any other exercise by the collateral agent of any rights and remedies relating to the Collateral or cause the collateral agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Secured Party or Authorized Representative with respect to any property which does not constitute Collateral. Neither the collateral agent nor any other Authorized Representative will accept any Lien on any Collateral other than pursuant to the Collateral Documents.

If an event of default has occurred and is continuing under any Credit Document and the collateral agent is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy proceeding of us or Puget Equico or any Secured Party receives any payment pursuant to any Security Documents (other than the Collateral Agency Agreement) with respect to any Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any Secured Party or received by the collateral agent or any other Secured Party pursuant to any such Credit Document with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the Secured Obligations are entitled under any agreement (other than the Collateral Agency Agreement) will be applied pursuant to the Collateral Agency Agreement in the following order of priority:

•

First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out-of-pocket costs and expenses of the Agents, the reasonable fees and expenses of their agents and counsel and all other reasonable expenses incurred and advances made by the Agents in that connection;

•

Next, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Credit Documents, or as the Secured Parties holding the same may otherwise unanimously agree; and

•

Finally, subject to the rights of any other holder or holders of any Lien on the relevant Collateral, to the payment to us, or our respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Holders of Secured Obligations of each class (and not the Secured Parties of any other class) bear the risk of any determination by a court of competent jurisdiction that (a) any of the Secured Obligations of such class are unenforceable under applicable law or are subordinated to any other obligations (other than another class of Secured Obligations) and (b) any of the Secured Obligations of such class do not have an enforceable security interest in any of the Collateral securing any other class of Secured Obligations.

In any Insolvency or Liquidation Proceeding and prior to the Discharge of Secured Obligations, the collateral agent (acting at the direction of the Required Voting Parties) on behalf of all Secured Parties and Authorized Representatives, may consent to any order: (a) for use of cash collateral; (b) approving a debtor-in-possession financing secured by a Lien upon any property of the estate in such Insolvency or Liquidation Proceeding; (c) granting any relief on account of Secured Obligations as adequate protection (or its equivalent) for the benefit of the Secured Parties in the Collateral subject to Liens granted to the collateral agent, for the benefit of the Secured Parties; or (d) relating to a sale of our assets or assets of Puget Equico that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Liens granted to the collateral agent, for the benefit of the Secured Parties will attach to the proceeds of the sale; provided, however, that any Secured Party will retain the right to object to any cash collateral, debtor-in-possession financing or adequate protection order to the extent such order provides for priming of Liens over any Collateral if the terms thereof, including the terms of adequate protection (if any) granted to the Secured Parties in connection therewith, do not provide for materially equal treatment to all Secured Parties.

Unless at the direction of, or as consented to by, the Required Voting Parties, the Secured Parties will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Liens granted to the collateral agent, for the benefit of the Secured Parties, except that, without any action by the Required Voting Parties, they may vote their claims in respect of the Series of Secured Obligations owed to them in connection with, and have their right to object to, the confirmation of any plan of reorganization or similar dispositive restructuring plan to the extent any such action is not inconsistent with their obligations under the Collateral Agency Agreement. If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Puget Equico or us for any reason, including without limitation, because it was found to be a fraudulent or preferential transfer, any amount paid in respect of the Secured Obligations, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then such Secured Party will be entitled to a reinstatement of the Secured Obligations with respect to all such recovered amounts. In such event, (a) the Discharge of Secured Obligations or Discharge of Credit Agreement Obligations, as applicable, will be deemed not to have occurred and (b) if the Collateral Agency Agreement has been terminated prior to such recovery or avoidance action, the Collateral Agency Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair or otherwise affect the obligations of the parties thereto from such date of reinstatement.

Each Secured Party, including the holders and the trustee, agrees that (a) it will not challenge or question in any proceeding the validity or enforceability of any Secured Obligations of any Series or any Credit Document or the validity, attachment, perfection or priority of any Lien under any Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Collateral Agency Agreement; (b) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the collateral agent, (c) except in accordance with the Collateral Agency Agreement, it will have no right to direct the collateral agent or any other Secured Party to exercise any right, remedy or power with respect to any Collateral unless such Secured Party is the Controlling Authorized Representative, (d) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the collateral agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of the collateral agent, any Controlling Authorized Representative or any other Secured Party will be liable for any action taken or omitted to be taken by the collateral agent, such Controlling Authorized Representative or other Secured Party with respect to any Collateral in accordance with the provisions of the Collateral Agency Agreement, (e) it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral, (f) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Collateral Agency Agreement, and (g) it will not (shall waive any right to) contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by the collateral agent on behalf of any of the Secured Parties in all or any part of the Collateral, or the provisions of the Collateral Agency Agreement.

Notwithstanding the foregoing, a Secured Party will not be prohibited from taking the following actions: (a) in any Insolvency or Liquidation Proceeding commenced by or against us or Puget Equico, each Secured Party may file a claim or statement of interest with respect to its Series of Secured Obligations, as applicable, (b) each Authorized Representative may take and may direct the collateral agent to take any action (not adverse to the Liens of the collateral agent securing the Secured Parties) in order to preserve or protect its interest in and Liens created by the Security Documents on the Collateral, (c) the Secured Parties will be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of their claims, including any claims secured by the Collateral, if any, (d) in any Insolvency or Liquidation Proceeding, the Secured Parties will be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of Puget Equico or us arising under either Debtor Relief Laws or applicable non-bankruptcy law, in each case not in contravention of the terms of the Collateral Agency Agreement, (e) in any Insolvency or Liquidation Proceeding, the Secured Parties will be entitled to vote on any plan of reorganization, and (f) both before and during an Insolvency or Liquidation Proceeding, any Secured Party may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against us or Puget Equico in accordance with applicable law and the termination of any agreement by the holder of any such obligation in accordance with the terms thereof.

Each Secured Party agrees that if it obtains possession of any Collateral or realizes any proceeds or payment in respect of any such Collateral pursuant to any Collateral Document or by the exercise of any rights available to it under applicable law or in any insolvency or liquidation proceeding or through any other exercise of remedies at any time prior to the Discharge of each of the Secured Obligations (determined, solely for this purpose, as if the Secured Obligations owing to such Secured Party did not exist), then it will hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the collateral agent, to be distributed in accordance with the Collateral Agency Agreement.

The collateral agent, on behalf of the holders of the Notes and each other Secured Party, will acknowledge that the Secured Obligations of any class may, subject to the limitations set forth in the other Credit Documents outstanding at such time, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Collateral Agency Agreement defining the relative rights of the Secured Parties of any class.

Collateral Agent

Pursuant to the Collateral Agency Agreement, we have appointed JPMorgan Chase Bank, N.A. to serve as the collateral agent for the benefit of the Secured Parties.

Additional debt

To the extent, but only to the extent, permitted by the provisions of the then-extant Credit Documents, we may incur or issue and sell one or more classes of additional Indebtedness. The obligations in respect of any such additional Indebtedness may be secured by a Lien on the Collateral on a pari passu basis, in each case under and pursuant to the Collateral Documents, if and subject to the condition that the representative of any such additional class or series of Indebtedness, acting on behalf of the holders of such Indebtedness, becomes a party to the Collateral Agency Agreement by satisfying the conditions set forth therein.

Release of Collateral

The Collateral Documents relating to the Notes and the indenture provide that the Liens on the Collateral may be released:

(a)	in whole, upon the Discharge of the Secured Obligations;

(b)

as to any Collateral that is released, sold, transferred or otherwise disposed of by us or Puget Equico to a person that is not (either before or after such release, sale, transfer or disposition) us or Puget Equico in a transaction or other circumstance that complies with the terms of the then-extant Credit Documents (for so long as any Credit Document is in effect) and is permitted by all of the then-extant Credit Documents, at the time of such release, sale, transfer or other disposition or to the extent of the interest released, sold, transferred or otherwise disposed of;

(c)

as to a release of less than all or a material portion of the Collateral, at any time prior to the Discharge of Secured Obligations, if consent to the release of all Liens on such Collateral has been given by the Required Voting Parties; and

(d)

as to a release of all or any material portion of the Collateral (other than upon the Discharge of Secured Obligations), if consent to release of that Collateral has been given by the Unanimous Voting Parties.

Upon request by the collateral agent at any time, the Secured Parties will confirm in writing the collateral agent’s authority to release its interest in particular types or items of property pursuant to the Collateral Agency Agreement. In each case as specified in the Collateral Agency Agreement, the collateral agent will (and each Secured Party irrevocably authorizes the collateral agent to), at our expense, execute and deliver to us or Puget Equico, as applicable, such documents as such person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, in accordance with the terms of the Collateral Agency Agreement or any other Credit Document.

Under the Collateral Agency Agreement, if at any time the collateral agent forecloses upon or otherwise exercises remedies against any Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of the collateral agent for the benefit of the holders and the Liens upon such Collateral securing all other Secured Obligations will automatically be released and discharged pursuant to the Collateral Agency Agreement and the Collateral Documents. However, any proceeds of any Collateral realized therefrom will be applied as described under “—Collateral Agency Agreement.”

Amendments

The collateral agent may, without obtaining the consent of the Required Voting Parties or any other Secured Party other than as set forth in the Collateral Agency Agreement, modify any Security Document to which it is a party or the Collateral Agency Agreement to (a) cure any ambiguity or to cure, correct or supplement any provision contained therein which is inconsistent with any other provisions contained therein, (b) make, complete or confirm any grant of Collateral permitted or required by the Collateral Agency Agreement or the Security Documents or any release of any Collateral permitted under the Collateral Agency Agreement, or (c) to make changes that would provide additional benefits or rights to the Secured Parties.

Subject to certain exceptions, the Collateral Agency Agreement may be amended with the consent of the Required Voting Parties provided that if any amendment adversely affects us or any class of Secured Obligations, consent of the Authorized Representative for such class or of us, as applicable, is required.

Authorization of actions to be taken

Each holder of Notes, by its acceptance thereof, will be deemed to have consented and agreed to the terms of each Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the indenture, to have authorized and directed the trustee to enter into a joinder agreement to the Collateral Agency Agreement, and to have authorized and empowered the trustee and (through the Collateral Agency Agreement) the collateral agent to bind the holders of Notes as set forth in the Collateral Documents to which they are a party and to perform its respective obligations and exercise its respective rights and powers thereunder.

Purchase of Notes Upon Change of Control Repurchase Event

In the event of any Change of Control Repurchase Event (the effective date of such Change of Control Repurchase Event being the “Change of Control Date”) each holder of a Note will have the right, at such holder’s option, subject to the terms and conditions of the indenture, to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on a date selected by us that is no earlier than 60 days nor later than 90 days (the “Purchase Date”) after the sending of written notice by us of the occurrence of such Change of Control Repurchase Event, at a repurchase price payable in cash equal to 101% of the principal amount of such Notes plus accrued interest, including additional interest, if any, thereon to the Purchase Date (the “Change of Control Purchase Price”).

Within 30 days after the Change of Control Date, we are obligated to send to each holder of a Note a notice regarding the Change of Control Repurchase Event, which notice shall state, among other things:

(a)

that a Change of Control Repurchase Event has occurred and that each such holder has the right to require us to repurchase all or any part of such holder’s Notes at the Change of Control Purchase Price;

(b)	the Change of Control Purchase Price;

(c)	the Purchase Date;

(d)	the name and address of the paying agent; and

(e)	the procedures that holders must follow to cause the Notes to be repurchased.

To exercise this right, a holder must deliver a written notice (the “Change of Control Purchase Notice”) to the paying agent (initially the trustee) at its corporate trust office in New York, New York, or any other office of the paying agent maintained for such purposes (or if notes are held in book entry form, in accordance with DTC’s applicable procedures), not later than 30 days prior to the Purchase Date. The Change of Control Purchase Notice shall state:

(a)	the portion of the principal amount of any Notes to be repurchased, which must be a minimum of $2,000 or an integral multiple of $1,000 in excess thereof;

(b)	that such Notes are to be repurchased by us pursuant to the applicable Change of Control provisions of the indenture; and

(c)	unless the Notes are represented by one or more global Notes, the certificate numbers of the Notes to be repurchased.

Any Change of Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent (or if notes are held in book entry form, in accordance with DTC’s applicable procedures) not later than three business days prior to the Purchase Date or for book entry notes, in accordance with DTC’s applicable procedures. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, that remains subject to a Change of Control Purchase Notice.

Subject to DTC’s applicable procedures, if a Note is represented by a global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can require us to repurchase Notes upon a Change of Control Repurchase Event. To obtain repayment with respect to such Note upon a Change of Control Repurchase Event, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Note (a) the Change of Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States, and (b) instructions to such broker or other entity to notify DTC of such beneficial owner’s desire to cause us to repurchase such Notes. Such broker or other entity will provide to the paying agent (i) a Change of Control Purchase Notice received from such beneficial owner and (ii) a certificate satisfactory to the paying agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Notes by us.

Payment of the Change of Control Purchase Price for a Note in registered, certificated form (a “Certificated Note”) for which a Change of Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Note (together with necessary endorsements) to the trustee, as our paying agent, at its corporate trust office in New York, New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after the delivery of such Change of Control Purchase Notice. We may change the paying agent at our discretion. Payment of the Change of Control Purchase Price for such Certificated Note will be made promptly following the later of the Purchase Date or the time of delivery of such Certificated Note.

If the paying agent holds, in accordance with the terms of the indenture, money sufficient to pay the Change of Control Purchase Price of a Note on the business day following the Purchase Date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the paying agent, and all other rights of the holder shall terminate (other than the right to receive the Change of Control Purchase Price upon delivery of the Note).

The definition of Change of Control set forth in the indenture with respect to the Notes differs from the definition of change of control in our senior secured credit facility. Depending on the circumstances, it is possible that a change of control may occur for purposes of our senior secured credit facility without constituting a Change of Control for purposes of the indenture.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of the assets of us and our subsidiaries, considered as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all of the assets of us and our subsidiaries, considered as a whole, may be uncertain.

Under clause (c) of the definition of Change of Control below, a Change of Control will occur when a majority of our Board of Directors (for so long as the Bylaws are in effect, together with any replacement or new directors appointed to such Board of Directors in accordance with the terms of the Bylaws, and to the extent the terms of the Bylaws are no longer in effect, together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), during any period, cease to constitute a majority of our Board of Directors then in office. In San Antonio Fire & Police Pension Fund v. Amylin Pharmaceuticals, Inc. et al. (May 2009), the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees, provided the incumbent directors gave their approval in the good faith exercise of their fiduciary duties owed to the corporation and its shareholders. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, holders of the Notes may not be entitled to require us to repurchase the Notes as described above.

The indenture requires us to comply with the provisions of Regulation 14E and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may then be applicable in connection with any offer by us to purchase Notes at the option of holders upon a Change of Control Repurchase Event. The Change of Control Repurchase Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover and, thus, the removal of incumbent management. The Change of Control Repurchase Event purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control Repurchase Event purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between us and the underwriters. Our management has no present intention to propose any anti-takeover measures although it is possible that we could decide to do so in the future.

No Note may be repurchased by us as a result of a Change of Control Repurchase Event if there has occurred and is continuing an event of default described under “—Events of Default” below (other than a default in the payment of the Change of Control Purchase Price with respect to the Notes). In addition, our ability to purchase Notes may be limited by our financial resources and our inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

Certain Covenants

Merger, Consolidation, Sale, Lease or Conveyance

The indenture will provide that we may not, directly or indirectly (a) consolidate or merge with or into another person, whether or not we are the surviving corporation, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our or our subsidiaries’ properties or assets taken as a whole, in one or more related transactions, to another person, unless:

(i)	either (A) we are the surviving corporation or (B) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the person is a partnership or limited liability company, then a corporation that (1) is wholly owned by such person, (2) is organized or existing under the laws of the United States, any state of the United States or the District of Columbia, and (3) does not and will not have any material assets or operations, shall become a co-issuer of the Notes pursuant to a supplemental indenture duly executed by the trustee;

(ii)

the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the Notes and the indenture pursuant to a supplemental indenture or other documents and agreements reasonably satisfactory to the trustee; and

(iii)	immediately after such consolidation or merger, no Event of Default exists; and

(iv)	we deliver an officer’s certificate and opinion of counsel to the trustee that such transaction is authorized under the indenture.

In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

Limitations on Liens

So long as the Notes are outstanding, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Collateral, other than Permitted Liens. For purposes of this covenant, “Indebtedness” means all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by us for the repayment of money borrowed.

Limitation on Sale-Leaseback Transactions

We will not enter into any sale-leaseback transaction involving any of our properties whether now owned or hereafter acquired, whereby we sell or transfer such properties and then or thereafter lease such properties or any part thereof or any other properties which we intend to use for substantially the same purpose or purposes as the properties sold or transferred.

Reports and Other Information

Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, we will furnish to the trustee and holders of Notes or cause the trustee to furnish to the holders of Notes:

(a)

within 90 days of the end of each fiscal year and within 60 days of the end of each fiscal quarter, all annual and quarterly reports that would be required to be filed with the SEC on Forms 10-K and 10-Q if we were required to file such reports; and

(b)

within the time periods specified in the SEC’s rules and regulations that would be applicable if we were subject to such rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

All such reports will be prepared, within the time periods specified above, in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent registered public accounting firm or independent auditors. In addition, we will file a copy of each of the reports referred to in clauses (a) and (b) above with the SEC for public availability within the time periods specified in clauses (a) and (b) above (unless the SEC will not accept such a filing). We agree that we will not take any action for the purpose of causing the

SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept our filings for any reason, we will use our reasonable best efforts to post the reports referred to in the preceding paragraph on our website within the time periods specified above. To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of Notes on the date filed.

Delivery of reports, information and documents to the trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or the notes (as to which the trustee is entitled to rely exclusively on officers’ certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the indenture, or participate in any conference calls.

Information Regarding Collateral

We will furnish to the collateral agent prompt written notice of any change in our (a) legal name, (b) jurisdiction of incorporation, or (c) identity or corporate structure. We will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will have been made within any applicable statutory period under the Uniform Commercial Code or otherwise that are required in order for the collateral agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. We also agree promptly to notify the collateral agent if any material portion of the Collateral is damaged, destroyed or condemned.

In addition, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, we will deliver to the trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

No Liability of Directors, Officers, Employees, Incorporators and Shareholders

None of our directors, officers, employees, incorporators, members or shareholders, as such, will have any liability for any of our obligations under the Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Events of Default

Any one or more of the following events with respect to the Notes that has occurred and is continuing will constitute an “Event of Default” with respect to the Notes under the indenture:

(a)	failure to pay interest within 30 days after the same becomes due and payable;

(b)	failure to pay the principal of, or any premium on, the Notes at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

(c)

failure to perform or breach of any covenant, representation, warranty or other agreement contained in the indenture, the Notes or the Security Documents (other than a default referred to in clauses (a) and (b) above) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the indenture unless the trustee, or the trustee and the holders of a principal amount of the Notes not less than the principal amount of Notes the holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the trustee, or the trustee and the holders of such principal amount of Notes, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued;

(d)

the occurrence of a matured event of default, as defined in any of our instruments or any Significant Subsidiary’s instruments under which there is or by which there is evidenced any Indebtedness of us or any Significant Subsidiary, that has resulted in the acceleration of such Indebtedness in excess of $100 million, or any default in payment of Indebtedness in excess of $100 million at final maturity, after the expiration of any applicable grace or cure periods; provided, however, that the waiver or cure of any such default under any such instrument or Indebtedness shall constitute a waiver and cure of the corresponding Event of Default under the indenture and the rescission and annulment of the consequences thereof shall constitute a rescission and annulment of the corresponding consequences under the indenture;

(e)	certain events of bankruptcy or insolvency described in the indenture with respect to us or any Significant Subsidiary;

(f)

our repudiation of any of our obligations under any of the Security Documents or the unenforceability of any of the Security Documents against us for any reason if such unenforceability shall be applicable to (i) Collateral having an aggregate Fair Market Value of $100 million or more or (ii) the Pledged Stock and any such unenforceability has not been cured within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the indenture;

(g)

any Security Document or any lien purported to be granted thereby on (i) the Pledged Stock or (ii) assets having a Fair Market Value in excess of $100 million is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected and any such unenforceability or lack of perfection has not been cured within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the indenture; and

(h)	the failure by us to pay final judgments aggregating in excess of $100 million, which judgments are not paid, discharged or stayed for a period of 60 days.

As used herein, “Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by our chief financial officer or our board of directors.

Remedies

Acceleration of Maturity

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us or any Significant Subsidiary, then the principal, premium, if any, and accrued interest on the Notes will be immediately due and payable, without any declaration or other act on the part of the trustee or any holder. If any other Event of Default occurs and is continuing, then either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of all of the outstanding Notes to be due and payable immediately by written notice to us (and to the trustee if given by holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of securities outstanding under the indenture, including the Notes, the trustee or the holders of not less than 25% in aggregate principal amount of such securities, considered as one class, may make such declaration of acceleration and not the holders of any one series of such securities.

At any time after such a declaration of acceleration with respect to any series of securities outstanding under the indenture has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

(a)	We have paid or deposited with the trustee a sum sufficient to pay:

(i)	all overdue interest, if any, on all securities of such series;

(ii)

the principal of and premium, if any, on any securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such securities;

(iii)	interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in the securities, to the extent that payment of such interest is lawful; and

(iv)	all amounts due to the trustee under the indenture in respect of compensation and reimbursement of expenses; and

(b)

all Events of Default with respect to the securities of such series, other than the nonpayment of the principal of the securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

Right to Direct Proceedings

If an Event of Default with respect to any series of securities outstanding under the indenture occurs and is continuing, the holders of a majority in principal amount of such securities will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of securities outstanding under the indenture, the holders of a majority in aggregate principal amount of the outstanding securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the securities of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the indenture, and could not involve the trustee in personal liability in circumstances where indemnity would not, in the trustee’s sole discretion, be adequate, (b) the trustee does not determine that the action so directed would be unjustly prejudicial to the holders of such series of securities not taking part in such direction and (c) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Limitation on Right to Institute Proceedings

No holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless:

(a)	such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the Notes;

(b)

the holders of at least 25% in aggregate principal amount of securities of all series outstanding under the indenture in respect of which such Event of Default has occurred, considered as one class, have made written request to the trustee to institute proceedings in respect of such Event of Default and have offered the trustee indemnity satisfactory to it against costs, losses, expenses and liabilities to be incurred in complying with such request; and

(c)

for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of securities then outstanding under the indenture.

Furthermore, no holder of Notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of Notes (it being understood that the trustee shall not have an affirmative duty to ascertain whether or not any such action is unduly prejudicial to any other Holder).

No Impairment of Right to Receive Payment

Notwithstanding that the right of a holder of Notes to institute a proceeding with respect to the indenture is subject to certain conditions precedent, each holder of a Note will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of such holder.

Notice of Default

The trustee is required to give the holders of securities outstanding under the indenture notice of any default under the indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived, except that no such notice to holders of a default of the character described in clause (c) under “—Events of Default” may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notice to be in the interests of the holders. The Trustee shall not be deemed to have knowledge of, or be required to act (including the sending of any notice), based on any event unless a responsible officer of the Trustee within the Trustee’s corporate trust department (i) receives written notice of such an event or (ii) has obtained “actual knowledge” of such an event.

Reporting

The indenture requires that certain of our officers certify, on or before a date not more than 120 days after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the indenture. We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture, but a failure by us to deliver such notice of a default will not constitute a default under the indenture if we have remedied such default within any applicable cure period.

Modification of Indenture

Modifications Without Consent

We and the trustee may enter into one or more supplemental indentures without the consent of any holders of the Notes, for any of the following purposes:

(a)	to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of such party;

(b)	to add one or more covenants of the Company or other provisions for the benefit of holders of the Notes, or to surrender any right or power conferred upon us by the indenture;

(c)

to change or eliminate any provision of the indenture or to add any new provision to the indenture, provided that if such change, elimination or addition adversely affects the interests of the holders of the Notes in any material respect, such change, elimination or addition will become effective only when no Notes are outstanding;

(d)	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(e)

to make, complete or confirm any grant of Collateral permitted or required by the Security Documents or, with the consent of the collateral agent, any release of Collateral that becomes effective as set forth in the Security Documents;

(f)	to establish the form or terms of securities of any series or tranche under the indenture as permitted by the indenture;

(g)

provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto;

(h)	to evidence and provide for the acceptance of appointment by a successor trustee;

(i)	to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the securities under the indenture;

(j)	to change any place or places where¬

(i)	the principal of and premium, if any, and interest, if any, on all or any series of securities under the indenture, or any tranche thereof, will be payable,

(ii)	all or any series of securities under the indenture, or any tranche thereof, may be surrendered for registration of transfer,

(iii)	all or any series of securities under the indenture, or any tranche thereof, may be surrendered for exchange, and

(iv)	notices and demands to or upon us in respect of all or any series of securities under the indenture, or any tranche thereof, and the indenture may be served;

(k)

to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the indenture, so long as such other changes or additions do not adversely affect the interests of the holders of any series or tranche of securities under the indenture in any material respect; or

(l)	to waive the rights of other secured debt holders.

In addition, if the Trust Indenture Act is amended after the date of the original indenture in such a way as to require changes to the indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the original indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the trustee may, without the consent of any holders of securities outstanding under the indenture, enter into one or more supplemental indentures to evidence such amendment.

Modifications Requiring Consent

Except as provided above, the consent of the holders of a majority in aggregate principal amount of all series of securities then outstanding under the indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of securities outstanding under the indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture may:

(a)	reduce the principal amount of or change the stated maturity of any installment of principal of the Notes;

(b)	reduce the rate of or change the stated maturity of any interest payment on the Notes;

(c)

reduce the amount payable upon the redemption of the Notes, in respect of an optional redemption, change the times at which the Notes may be redeemed or, once notice of redemption has been given, the time at which they must thereupon be redeemed;

(d)

waive an Event of Default in the payment of principal of, or premium, if any, or interest on the Notes (except a rescission of acceleration of such Notes by the holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(e)	make the Notes payable in money other than that stated in the Notes;

(f)

impair the right of any holder of Notes to receive any principal payment or interest payment on such holder’s Notes, on or after the stated maturity thereof, or to institute suit for the enforcement of any such payment;

(g)	make any change in the percentage of the principal amount of the Notes required for amendments or waivers; or

(h)	modify or change any provision of the indenture affecting the ranking of the Notes in a manner adverse to the holders of the Notes.

It is not necessary for holders to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if their consent approves the substance thereof.

Neither we nor any of our subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there shall be outstanding, securities of one or more specified series outstanding under the indenture, or one or more tranches thereof, or modifies the rights of the holders of securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the securities of any other series or tranche.

If the supplemental indenture or other document establishing any series or tranche of securities under the indenture so provides, and as specified in the applicable prospectus supplement and/or pricing supplement, the holders of such securities will be deemed to have consented, by virtue of their purchase of such securities, to such supplemental indenture or other document containing the additions, changes or eliminations to or from the indenture which are specified in such supplemental indenture or other document, no act of such holders will be required to evidence such consent.

Satisfaction and Discharge

The Notes, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the trustee, in trust:

(a)	money in an amount which will be sufficient,

(b)	in the case of a deposit made before the maturity of such Notes, Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the trustee, will be sufficient, or

(c)	a combination of (a) and (b) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, and such other obligations or instruments as shall be specified in an accompanying prospectus supplement.

The indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and we have paid or caused to be paid all other sums payable by us under the indenture.

Our right to cause our entire indebtedness in respect of any Notes to be deemed to be satisfied and discharged as described above will be subject to the delivery to the trustee of an opinion of counsel to the effect that in connection with any such deposit above, the holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

Concerning the Trustee

Computershare Trust Company, National Association, as successor trustee to Wells Fargo Bank, National Association, is the trustee under the indenture.

Book-Entry; Delivery and Form

The Notes will trade through The Depository Trust Company (“DTC”). The Notes are represented by one or more fully registered global certificates. Each global certificate is deposited with the Trustee as custodian for DTC and is registered in the name of DTC or a nominee of DTC. DTC is thus the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct or Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts those securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities unless authorized by a Direct Participant in accordance with DTC’s MMI procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal, interest or premium, if any, on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us our our agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that Direct or Indirect Participant and not of DTC, us or our agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest or premium, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to us or our agent. Under these circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we nor the underwriters take any responsibility for the accuracy thereof.

Neither we nor the underwriters have any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Banking, S.A. (“Clearstream”) participants and/or Euroclear Bank SA/NV, as operator of the Euroclear System (the “Euroclear System”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear System participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear System participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear System Participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear System as a result of sales of the Notes by or through a Clearstream participant or a Euroclear System participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Governing Law

The indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

“Additional Credit Document” means any designated indenture, note, promissory note, instrument or other agreement entered into by us after the date of the Collateral Agency Agreement, if any, pursuant to which we will incur additional obligations which shall constitute Additional Secured Obligations from time to time, to the extent permitted under the Credit Documents, and which have been designated as Additional Credit Documents in accordance with the Collateral Agency Agreement.

“Additional Secured Obligations” means any of our indebtedness and obligations arising under any Additional Credit Document that we designate as Additional Secured Obligations in accordance with the terms of the Collateral Agency Agreement, in each case to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the senior secured credit facility and the other Credit Documents as of the date of such designation; provided that the holder of such indebtedness or other obligations (or the agent, trustee or representative acting on behalf of the holder of such indebtedness or other obligation) is either a party to the Collateral Agency Agreement or shall have executed and delivered to the collateral agent a Joinder Agreement pursuant to which such holder (or such agent, trustee or representative acting on behalf of such holder) has become a party to the Collateral Agency Agreement and has agreed to be bound by the obligations of a “Secured Party” under the terms of the Collateral Agency Agreement. Subject to meeting the requirements of the preceding sentence, Additional Secured Obligations will include (a) advances to us and our debts, liabilities, obligations, covenants and duties arising under any Additional Credit Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against us, of any proceeding under any Debtor Relief Laws naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) the obligation to pay principal, interest, reimbursement obligations, charges, expenses, fees, attorney fees and expenses, indemnities and other amounts payable by us under any Additional Credit Document, and (c) our obligation to reimburse any amount in respect of any of the foregoing that any Additional Secured Party, in its sole discretion, may elect to pay or advance on our behalf.

“Additional Secured Parties” means any holders of any Additional Secured Obligations and any Authorized Representative with respect thereto.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct generally the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means, collectively, the Credit Agreement Administrative Agent and the collateral agent, each Authorized Representative and each of their respective successors and assigns.

“Authorized Representative” means (a) in the case of any Credit Agreement Obligations or the lenders under our senior secured credit facility, the Credit Agreement Administrative Agent, (b) in the case of any Secured Hedge Obligations and the Interest Rate Hedge Banks, such Interest Rate Hedge Bank or any person appointed by such Interest Rate Hedge Bank to act as its agent or representative, (c) in the case of the indenture, the Notes and our existing senior secured notes, the trustee, and (d) in the case of any Series of Additional Secured Obligations or Additional Secured Parties that become subject to the Collateral Agency Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in the place of payment are generally authorized or required by law, regulation or executive order to remain closed.

“Change of Control” means the occurrence of any of the following events:

(a)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), other than the Permitted Holders, becomes the “beneficial owners” (as used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group will be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of our Voting Stock, whether as a result of the issuance of our securities, any merger, consolidation, liquidation or dissolution of us or otherwise;

(b)

the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of us and our subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) to any person other than the Permitted Holders occurs, or we merge, consolidate or amalgamate with or into any other person or any other person merges, consolidates or amalgamates with or into us, in any such event pursuant to a transaction in which our outstanding Voting Stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (i) our outstanding Voting Stock is reclassified into or exchanged for other Voting Stock of us or for Voting Stock of the surviving corporation and (ii) the holders of our Voting Stock immediately prior to such transaction own, directly or indirectly, a majority of our Voting Stock or the surviving corporation immediately after such transaction;

(c)

during any period, individuals who at the beginning of such period constituted our board of directors (for so long as our Amended and Restated Bylaws, dated February 6, 2009 (as amended from time to time, the “Bylaws”) are in effect, together with any replacement or new directors appointed to such board of directors in accordance with the terms of the Bylaws, and to the extent the terms of the Bylaws are no longer in effect, together with any new directors whose election or appointment by such board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

(d)	our shareholders approve any plan of liquidation or dissolution of us.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Collateral” means all the “Collateral,” as defined in each of the Security Documents.

“Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement, dated as of February 6, 2009 and amended and restated as of May 10, 2010 and further amended as of February 10, 2012, and as supplemented by a Joinder Agreement thereto dated as of December 6, 2010, among the collateral agent, the Credit Agreement Administrative Agent, certain authorized representatives, Puget Equico LLC and the Puget Energy, Inc.

“Collateral Documents” means the Collateral Agency Agreement, the Pledge Agreement and the Security Agreement.

“Controlling Authorized Representative” means (a) until the earlier to occur of (i) the Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date (if any), the Credit Agreement Administrative Agent and (b) from and after the earlier to occur of (i) Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date, the Authorized Representative for the Majority Non-Controlling Voting Parties at such time.

“Credit Agreement” means the Credit Agreement dated as of February 10, 2012, as amended and restated on October 25, 2017, and as further amended on September 25, 2019, among Puget Energy, Inc., the Credit Agreement Administrative Agent, the other agents party thereto and the lenders party thereto, as amended, restated or otherwise modified from time to time.

“Credit Agreement Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders under the Credit Agreement.

“Credit Agreement Obligations” means all Obligations as such term is defined under the Credit Agreement.

“Credit Documents” means, collectively (without duplication), each Financing Document and any Additional Credit Document providing for or evidencing any Additional Secured Obligations.

“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Discharge of Credit Agreement Obligations” means, except as expressly set forth in the Financing Documents, the payment in full in cash of all outstanding principal amount of Loans under the Credit Agreement, all interest due (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and any post-petition interest) on all “Obligations” outstanding under the Credit Agreement and all fees payable or otherwise accrued under the Financing Documents (other than any contingent indemnity obligations that expressly survive the termination of the Financing Documents).

“Discharge of Secured Obligations” means, except as otherwise provided in the Financing Documents, the payment in full in cash of all (a) outstanding Secured Obligations under any Credit Document, (b) interest (including, without limitation, interest accruing at the then applicable rate provided in the applicable Credit Document after the maturity of the Loans or other indebtedness or other relevant Secured Obligations and post-petition interest) on all Secured Obligations outstanding under any Credit Document, and (c) all fees and other Secured Obligations outstanding under each Credit Document (other than any contingent indemnity obligations that expressly survive the termination of the Credit Documents).

“Equity Interests” means, with respect to any person, all of the shares, membership interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such person of any of the foregoing (including through convertible securities).

“Event of Default” means (a) an “event of default” under and as defined in the Credit Agreement or any Additional Credit Document or (b) any event leading to an “early termination date” or an “early termination event” under any Interest Rate Hedging Agreement with respect to which Puget Equico is or we are the defaulting party or affected party, as the case may be.

“Financing Documents” means (i) the Credit Agreement, (ii) any promissory notes issued pursuant to Section 2.10(e) of the Credit Agreement, (iii) Interest Hedging Agreements with any Interest Rate Hedge Bank, (iv) any Letter of Credit applications, (v) the Security Documents, (vi) the Collateral Agency Agreement and (vii) all other agreements, instruments, documents and certificates identified in Section 4.01 of the Credit Agreement executed and delivered to, or in favor of, the Credit Agreement Administrative Agent or any lenders under the Credit Agreement and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of us, or any of our employees, and delivered to the Credit Agreement Administrative Agent or any lender under the Credit Agreement in connection with the Credit Agreement or the transactions contemplated thereby. Any reference in the Credit Agreement or any other Financing Document to a Financing Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Credit Agreement or such Financing Document as the same may be in effect at any and all times such reference becomes operative.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Indebtedness” means, as to any person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)

all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including, without limitation, hybrid debt securities;

(b)	letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments issued or created by or for the account of such person;

(c)

net obligations of such person under any Interest Hedging Agreement (the amount of any such net obligation to be the amount that is or would be payable upon settlement, liquidation, termination or acceleration thereof at the time of calculation);

(d)

all obligations of such person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) accrued expenses in the ordinary course of business, (iii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP, and (iv) obligations with respect to commodity purchase contracts);

(e)

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

(f)	for any capital lease, the capitalized amount that would appear on a balance sheet prepared in accordance with GAAP;

(g)

all obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Redeemable Equity Interests in such person or any other or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all guarantees of such person in respect of Indebtedness referred to in any of the foregoing clauses (a) through (g).

“Indenture Securities” means all debt securities outstanding under the indenture.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under Debtor Relief Laws with respect to Puget Equico or us, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Puget Equico or us or with respect to a material portion of their or our respective assets, (c) any liquidation, dissolution, reorganization or winding up of Puget Equico or us whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Puget Equico or us.

“Intercreditor Vote” means a vote conducted in accordance with the procedures set forth in Article 3 of the Collateral Agency Agreement among the Voting Parties for the Series entitled to vote with respect to the particular decision at issue.

“Interest Hedging Agreements” means any rate swap, cap or collar agreement or similar arrangement between one or more interest rate hedge providers and us designed to protect such person against fluctuations in interest rates. For purposes of the Collateral Agency Agreement, our indebtedness at any time under an Interest Hedging Agreement will be determined at such time in accordance with the methodology set forth in such Interest Hedging Agreement.

“Interest Rate Hedge Banks” means any person that is a lender under our senior secured credit facility or an Affiliate of a lender under our senior secured credit facility at the time it enters into an Interest Hedging Agreement in its capacity as a party to such Interest Hedging Agreement and only for so long as any of our obligations remain outstanding under the Interest Hedging Agreement to which such Interest Rate Hedge Bank is a party; provided that such Interest Rate Hedge Bank executes a Joinder Agreement pursuant to the terms of the Collateral Agency Agreement; and provided, further, that no Affiliate of ours may become an Interest Rate Hedge Bank.

“Investment Grade” means BBB— or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s does not make a rating on the Notes publicly available, another Rating Agency.

“Investors” means (i) the Ontario Municipal Employees Retirement System, (ii) PGGM Vermogensbeheer, (iii) Ontario Teachers’ Pension Plan Board, (iv) Macquarie Washington Clean Energy Investment, L.P., (v) the British Columbia Investment Management Corporation, (vi) the Alberta Investment Management Corporation and (vii) each of their respective Affiliates (not including, however, any portfolio companies of any of the Investors). For purposes of the preceding sentence, the term “portfolio companies” does not include, without limitation, (i) any investment fund or investment vehicle managed or co-managed by any Investor or by any of such investment funds’ or investment vehicles’ Affiliates or (ii) any direct or indirect non-operating subsidiary of any Investor.

“Joinder Agreement” means a Joinder Agreement executed by the collateral agent and each Authorized Representative for the Secured Obligations subject thereto in accordance with the terms of the Collateral Agency Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capitalized lease having substantially the same economic effect as any of the foregoing).

“Loan” means a loan made pursuant to the Credit Agreement.

“Majority Non-Controlling Voting Parties” means, at any time, the Secured Parties owed or holding Secured Obligations that constitute the largest total outstanding amount of any then outstanding Series of Secured Obligations.

“Permitted Holders” means each of the Investors and members of our management (or of our direct or indirect parent) who are holders of our Voting Stock (or any of its direct or indirect parent companies) on the issue date of the Notes and any “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of a majority of the total voting power of our Voting Stock.

“Permitted Liens” means liens securing our Indebtedness and liens permitted by our senior secured credit facility (and any amendments, refinancings and replacements thereof).

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of February 6, 2009, as amended and restated as of May 10, 2010, as amended by Amendment No. 1 to Amended and Restated Pledge Agreement dated as of February 10, 2012, and as further amended and extended by Amendment No. 2 to Amended and Restated Pledge Agreement dated as of April 15, 2014.

“Rating Agency” means each of Standard & Poor’s, Moody’s, and Fitch Ratings, or, if Standard & Poor’s, Moody’s, or Fitch Ratings, or all of them do not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by us (as certified by a resolution of our board of directors), which will be substituted for Standard & Poor’s, Moody’s, or Fitch Ratings, or all of them, as the case may be.

“Ratings Event” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes). Notwithstanding the foregoing, if the rating of the Notes by each of the Rating Agencies is Investment Grade, then “Ratings Event” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the Notes by each of the Rating Agencies falls below Investment Grade on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).

“Required Voting Parties” means, with respect to any proposed decision or action hereunder, the Secured Parties owed or holding more than 50% of the Total Outstandings at such time under (a) until the earlier to occur of (i) the Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date (if any), the Credit Agreement, and (b) from and after the earlier to occur of the (i) Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date, the applicable Credit Document governing the Series of Secured Obligations of the Majority Non-Controlling Voting Parties at such time.

“Secured Hedge Obligations” means all amounts payable to any Interest Rate Hedge Bank under any Interest Hedging Agreement.

“Secured Obligations” means, (a) all Credit Agreement Obligations, (b) all Secured Hedge Obligations, and (c) any Additional Secured Obligations, in each case, whether fixed or contingent, matured or unmatured, whether or not allowed or allowable in an Insolvency and Liquidation Proceeding.

“Secured Parties” means, collectively, the Agents, the lenders under our senior secured credit facility, the Interest Rate Hedge Banks, any Additional Secured Parties and each co-agent or sub-agent appointed by any Agent or from time to time pursuant to any Credit Document or the Collateral Agency Agreement.

“Security Agreement” means the Amended and Restated Borrower Security Agreement, dated as of February 6, 2009 and as amended and restated as of May 10, 2010, as further amended as of February 10, 2012, and as further amended and extended as of April 15, 2014, between the Borrower and the collateral agent (as amended, restated, supplemented or otherwise modified from time to time).

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement and any other security agreements, pledge agreements or other similar agreements delivered to the Agents, the lenders under our senior secured credit facility, the Interest Rate Hedge Banks and the Additional Secured Parties, and any other agreements, instruments or documents that create or purport to create a Lien in favor of the collateral agent for the benefit of the Secured Parties.

“Series” means each of (a) the Credit Agreement Obligations, (b) any Additional Obligations incurred pursuant to any Additional Credit Document which, pursuant to any Joinder Agreement, are represented hereunder by a common Authorized Representative (in its capacity as such for such Secured Obligations) and (c) the Secured Hedge Obligations.

“Significant Subsidiary” means any subsidiary that would be considered a “significant subsidiary” under Article 1 of Regulation S-X under the Exchange Act.

“Total Outstandings” means, with respect to any Credit Document (other than any Interest Rate Hedging Agreement), at any time, an amount equal to the sum of, without duplication, the aggregate unpaid principal amount of Loans or other indebtedness outstanding under such Credit Document at such time after giving effect to any borrowings, advances and prepayments or repayments of any Loans or indebtedness under the Credit Agreement or such other Credit Document, as the case may be, on such date, plus the amount of any unfunded commitments under the Credit Agreement or such other Credit Document, as the case may be, on such date.

“Unanimous Voting Parties” means, with respect to any Intercreditor Vote, each of the Credit Agreement Administrative Agent, each of the Authorized Representatives appointed under each Additional Credit Document and each Interest Rate Hedge Bank, in each case casting votes representing 100% of the Voting Party Percentage applicable to each such Series of Secured Obligations.

“Voting Parties” means the lenders under our senior secured credit facility, any Additional Secured Party and, subject to the terms of the Collateral Agency Agreement, each Interest Rate Hedge Bank.

“Voting Party Percentage” means, in connection with any proposed decision or action under the Collateral Agency Agreement, the actual percentage, as determined pursuant to the terms of the Collateral Agency Agreement, of allotted votes cast in favor of such decision or action by the Secured Parties entitled to vote with respect to such decision or action.

“Voting Stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations generally applicable to the purchase, ownership and disposition of the Notes. This discussion is included herein for general information only and does not address every aspect of the income or other tax laws that may be relevant to investors in the Notes in light of their personal circumstances or that may be relevant to certain types of investors subject to special treatment under United States federal income tax laws (for example, financial institutions, former citizens or residents of the United States, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the United States dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax, investors in partnerships or other pass-through entities or arrangements, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement). In addition, this summary does not address the effect of United States federal alternative minimum tax, or any state, local or foreign tax laws that may be applicable to a particular holder and does not consider any aspects of United States federal tax law other than income taxation.

This discussion is limited to underwriters of the Notes issued pursuant to this prospectus supplement who purchase the Notes for an amount of cash equal to their offering price and who hold the Notes as capital assets under Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) and not as part of a straddle, hedging, integrated, conversion or constructive sale transaction, or as part of a “synthetic security” or other similar financial transaction. Persons considering the purchase, ownership or disposition of the Notes should consult their tax advisors concerning the United States federal tax consequences thereof in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, existing and proposed Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in United States federal income tax consequences different from those discussed below. We have not sought and will not seek any rulings from the U.S. Internal Revenue Service (“IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the Notes that is, for United States federal income tax purposes:

•	An individual citizen or resident of the United States;

•

A corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate, the income of which is subject to the United States federal income tax regardless of source; or

•

A trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the Notes (other than a partnership or an entity or arrangement classified as a partnership for United States federal income tax purposes) that is not a U.S. Holder.

If a partnership or an entity or arrangement treated as a partnership for United States federal income tax purposes owns any of the Notes, the United States federal income tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the partner or owner and the activities of the partnership or other entity. If you are a partner of a partnership or an equity interest owner of another entity or arrangement treated as a partnership holding any of the Notes, you should consult your tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.

Effect of Certain Contingencies

In certain circumstances, we may pay amounts at times other than on the scheduled interest payment dates or the maturity date (see “Description of Notes—Optional Redemption” and “Description of Notes–Purchase of Notes Upon Change of Control Repurchase Event” in this prospectus supplement). These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Although the issue is not free from doubt, we intend to take the position that the possibility of such payments does not result in the Notes being treated as contingent payment debt instruments under applicable Treasury regulations.

Our determination that the Notes are not contingent payment debt instruments is binding on a beneficial owner of the Notes unless the beneficial owner discloses a contrary position to the IRS in the manner required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS. If the IRS were to challenge successfully our determination and the Notes were treated as contingent payment debt instruments, beneficial owner of the Notes would be required, among other things, (a) to accrue ordinary interest income, regardless of their method of tax accounting, based on a projected payment schedule and comparable yield, which will be a higher rate than the stated interest rate on the Notes, and (b) to treat as ordinary income, rather than capital gain, all or a portion of any gain recognized on a sale, exchange or other taxable disposition of Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments for United States federal income tax purposes.

U.S. Holders

Payments of Interest

If the Notes are issued at a discount, any such discount is expected to be less than the statutorily defined de minimis amount of original issue discount. Accordingly, interest on the Notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes. The following discussion assumes the Notes will be issued without, or with less than, the statutorily defined de minimis amount of original issue discount.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income, as discussed above) and (2) such holder’s adjusted tax basis in such Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the amount paid for the Note less any principal repayments previously received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of such disposition. Long-term capital gains of certain noncorporate U.S. Holders currently are entitled to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

U.S. Holders that are not corporations generally will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold amount. A U.S. Holder’s net investment income generally will include any income or gain recognized by such holder with respect to the Notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is not a corporation should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the Notes.

Non-U.S. Holders

Payments of Interest

Subject to the discussions of FATCA and backup withholding below, payments of interest on the Notes to a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to us through actual or deemed stock ownership or (b) a bank receiving interest on the Notes in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (4) the Non-U.S. Holder provides appropriate documentation, generally a completed IRS Form W-8BEN-E or W-8BEN (or other applicable form), establishing that the Non-U.S. Holder is not a “United States person” within the meaning of the Code.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder generally will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a United States permanent establishment maintained by the Non-U.S. Holder), such interest generally will be subject to United States federal income tax on a net income basis at the rate applicable to United States persons (and, in the case of Non-U.S. Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty).

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Subject to the discussions of FATCA and backup withholding below, and except with respect to accrued but unpaid interest (which may be subject to tax as described above under the heading “Payments of Interest”), any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of the Notes generally will not be subject to United States federal income or withholding tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a United States permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, in the case of Non-U.S. Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder generally will be subject to a 30% tax (or such lower rate specified by any applicable income tax treaty) on the excess, if any, of such gain plus all other United States source capital gains recognized during the same taxable year over the Non-U.S. Holder’s United States source capital losses recognized during such taxable year.

Foreign Accounts Tax Compliance Act

Under Sections 1471 to 1474 of the Code, Treasury regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”), U.S. withholding tax may also apply to certain types of payments made to “foreign financial institutions,” as defined under such rules, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest on, and (subject to the proposed Treasury regulations discussed below) the gross proceeds from the sale, retirement or other disposition of, Notes paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury and complies with the reporting and withholding requirements thereunder or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Proposed Treasury regulations eliminate withholding under FATCA on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued, but such Treasury regulations are subject to change. An applicable intergovernmental agreement regarding FATCA between the United States and a foreign jurisdiction may modify the rules discussed in this paragraph. Prospective investors should consult their tax advisors regarding FATCA.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting on payments of interest made by us on, or the proceeds of the sale, retirement or other disposition of, the Notes unless the U.S. Holder is an exempt recipient. A U.S. Holder may also be subject to United States federal backup withholding if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting and certification requirements.

Payments of interest made by us to a Non-U.S. Holder generally will be reported annually to the IRS regardless of whether withholding was reduced or eliminated by the portfolio interest exemption or an applicable income tax treaty. Copies of the information returns reflecting interest in respect of the Notes also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement. A Non-U.S. Holder generally will not be subject to additional information reporting or backup withholding with respect to payments on the Notes or to information reporting or backup withholding with respect to the proceeds from the sale, retirement or other disposition of the Notes so long as the holder has furnished the payor or broker a valid applicable IRS Form W-8 or otherwise establishes an exemption.

Any amount withheld under the backup withholding rules may be allowable as a refund or credit against the holder’s United States federal income tax, provided that the required information is timely furnished to the IRS.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION PRIOR TO MAKING SUCH INVESTMENT.

UNDERWRITING (Conflicts of Interest)

Subject to the terms and conditions of an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for whom BofA Securities, Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc. are acting as representatives (the “Representatives”)) and each of the other underwriters has, severally, and not jointly, agreed to purchase from us the respective principal amount of Notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
BofA Securities, Inc.	$
Mizuho Securities USA LLC	$
MUFG Securities Americas Inc.	$
U.S. Bancorp Investments, Inc.	$

Total	$

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any of the Notes are purchased. The offering of the Notes by the underwriters is subject to receipt and acceptance of the Notes and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount of up to     % of the principal amount of the Notes from the public offering price. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount of up to     % of the principal amount of the Notes from the public offering price. After the public offering of the Notes, the public offering price and other selling terms may change.

The expenses of the offering, not including the underwriting discount, are estimated to be $         and are payable by us.

We have agreed not to sell or transfer any similar term debt securities that are substantially similar to the Notes for 14 days after the date of this prospectus supplement without first obtaining the written consent of the Representatives. Specifically, we have agreed not to directly or indirectly:

•	sell, issue, offer or contract to sell any substantially similar debt securities,

•	grant any option for the sale of any substantially similar debt securities, or

•	otherwise transfer or dispose of any substantially similar debt securities.

Prior to the offering, there has been no public market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or seek their quotation on any automated dealer quotation. The underwriters have advised us that they intend to make a market in the Notes. The underwriters are not and will not be obligated to make a market in the Notes, however, and may cease market-making activities, if commenced, at any time for any reason and without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

Short Positions

In connection with this offering and in compliance with applicable law and industry practice, the underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate’s short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

Other Relationships

Certain of the underwriters or their affiliates have engaged or may, from time to time, engage in transactions with and/or have performed or may, from time to time, perform investment banking, corporate trust and other financial services for us and our affiliates in the ordinary course of business, including providing us with cash management services or acting as lender under our credit facility or dealers under our commercial paper program. They have received and may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, certain of the underwriters or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading price of the Notes offered hereby. The underwriters or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Extended Settlement

We expect to deliver the Notes against payment for the Notes on or about                 , 2022, which will be the         business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding         business days will be required, by virtue of the fact that the Notes initially will settle in T+        , to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next succeeding         business days should consult their own advisors.

Conflicts of Interest

A portion of the net proceeds from the sale of the Notes will be used to repay the 5.625% senior secured notes. To the extent any of the underwriters or their affiliates own the 5.625% senior secured notes, such party could receive at least 5.0% of the net proceeds of this offering. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Notes in accordance with Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Each person in a member state of the EEA to whom any offer of the Notes is made or who receives any communication in respect of, or who initially acquires any Notes under, the offers to the public contemplated in this prospectus supplement, or to whom the Notes are otherwise made available will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it and any person on whose behalf it acquires Notes as a financial intermediary, as that term is defined in Article 3(2) of the Prospectus Directive, is: (i) a “qualified investor” within the meaning of the law in that member state implementing Article 2(1)(e) of the Prospectus Directive; and (ii) not a “retail investor” as defined above.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the

EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation 2017/1129/EU as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Notes in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase any Notes

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in Singapore

Each of the prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than: (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Certain legal matters in connection with the offering and sale of the Notes will be passed upon for us by Perkins Coie LLP, 1201 Third Avenue, Seattle, Washington, and for the underwriters by Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus omit certain information included in the registration statement. For a more complete understanding about us and the Notes we are offering, you should refer to the registration statement, including its exhibits.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file or furnish separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the document set forth below that Puget Energy has filed previously with the SEC. These documents contain important information about Puget Energy and its finances.

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 25, 2022.

The documents filed by Puget Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus are sold are also incorporated by reference into this prospectus supplement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Investor Relations

Puget Energy, Inc.

P.O. Box 97034

Bellevue, Washington 98009—9734

(425) 454-6363

WHERE YOU CAN FIND MORE INFORMATION

We and our subsidiary PSE each file reports and other information with the SEC.    These SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also inspect Puget Energy’s SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

PROSPECTUS

Puget Energy, Inc.

$1,000,000,000

SENIOR SECURED NOTES

Puget Energy, Inc. may offer, on one or more occasions, up to $1,000,000,000 of senior secured notes (the “senior notes”). The amount, price and terms will be determined at or prior to the time of sale.

Each time we offer any of these securities, we will set forth the specific terms of these securities in one or more supplements to this prospectus. The prospectus supplement or supplements also will set forth the names of any underwriters, dealers or agents involved in the offering of the securities, the compensation of these parties and any other special terms of the offering and sale. You should read carefully this prospectus and the accompanying prospectus supplement or supplements before you invest.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

Our executive office is located at 355 110th Ave NE, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425)  454-6363.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2022.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information different from that contained in this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any other date other than the date on the front of these documents.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the senior notes, and, if given or made, such information or representations must not be relied upon as having been authorized by Puget Energy. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of Puget Energy since the date hereof of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC” or “Commission”), using a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about Puget Energy, Inc. or the securities described in this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement when making your investment decision. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Puget Energy,” “we,” “us” and “our” are to Puget Energy, Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, in any prospectus supplement and in the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “will likely result,” or “will continue” or the negative of those terms or comparable terminology.

Forward-looking statements reflect our current expectations and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us and our wholly owned operating subsidiary, Puget Sound Energy, Inc. (“PSE”), as applicable, to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties. However, there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus, some important factors that could cause our actual results or outcomes to differ materially from past results and those discussed in the forward-looking statements include:

•	Governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the Washington Utilities and Transportation Commission (Washington

Commission), that may affect our ability to recover costs and earn a reasonable return, including but not limited to disallowance or delays in the recovery of capital investments and operating costs and discretion over allowed return on investment;

•

Changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions or by products of electric generation (including coal ash or other substances), natural resources, and fish and wildlife (including the Endangered Species Act) as well as the risk of litigation arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures;

•

Changes in tax law, related regulations or differing interpretation, or enforcement of applicable law by the Internal Revenue Service (IRS) or other taxing jurisdiction; and PSE’s ability to recover costs in a timely manner arising from such changes;

•	Inability to realize deferred tax assets and use production tax credits (PTCs) due to insufficient future taxable income;

•

Accidents or natural disasters, such as hurricanes, windstorms, earthquakes, floods, fires, extreme weather conditions, landslides, and other acts of God, terrorism, asset-based or cyber-based attacks, pandemic or similar significant events, which can interrupt service and lead to lost revenue, cause temporary supply disruptions and/or price spikes in the cost of fuel and raw materials and impose extraordinary costs;

•

The impact of widespread health developments, including the global Coronavirus Disease 2019 (COVID-19) pandemic, and responses to such developments (such as voluntary and mandatory quarantines, government stay at home orders, restrictions on travel, commercial, social and other activities, and the impact of vaccination mandates on employee and vendor staffing levels) could materially and adversely affect, among other things, electric and natural gas demand, customers’ ability to pay, supply chains, availability of skilled work-force, contract counterparties, liquidity and financial markets;

•	Commodity price risks associated with procuring natural gas and power in wholesale markets from creditworthy counterparties;

•

Wholesale market disruption, which may result in a deterioration of market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways, negatively affect wholesale energy prices and/or impede PSE’s ability to manage its energy portfolio risks and procure energy supply, affect the availability and access to capital and credit markets and/or impact delivery of energy to PSE from its suppliers;

•

Financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways, adversely affect the availability of and access to capital and credit markets and/or impact delivery of energy to PSE from its suppliers;

•	The effect of wholesale market structures (including, but not limited to, regional market designs or transmission organizations) or other related federal initiatives;

•

PSE electric or natural gas distribution system failure, blackouts or large curtailments of transmission systems (whether PSE’s or others’), or failure of the interstate natural gas pipeline delivering to PSE’s system, all of which can affect PSE’s ability to deliver power or natural gas to its customers and generating facilities;

•

Electric plant generation and transmission system outages, which can have an adverse impact on PSE’s expenses with respect to repair costs, added costs to replace energy or higher costs associated with dispatching a more expensive generation resource;

•	The ability to restart generation following a regional transmission disruption;

•	The ability of a natural gas or electric plant to operate as intended;

•	Changes in climate, weather conditions, or sustained extreme weather events in the Pacific Northwest, which could have effects on customer usage and PSE’s revenue and expenses;

•	Regional or national weather, which could impact PSE’s ability to procure adequate supplies of natural gas, fuel or purchased power to serve its customers and the cost of procuring such supplies;

•	Variable hydrological conditions, which can impact streamflow and PSE’s ability to generate electricity from hydroelectric facilities;

•	Variable wind conditions, which can impact PSE’s ability to generate electricity from wind facilities;

•	The ability to renew contracts for electric and natural gas supply and the price of renewal;

•	Industrial, commercial and residential growth and demographic patterns in the service territories of PSE;

•	General economic conditions in the Pacific Northwest, which may impact customer consumption or affect PSE’s accounts receivable;

•

The loss of significant customers, changes in the business of significant customers or the condemnation of PSE’s facilities as a result of municipalization or other government action or negotiated settlement, which may result in changes in demand for PSE’s services;

•	The failure of information systems or the failure to secure information system data, which may impact the operations and cost of PSE’s customer service, generation, distribution and transmission;

•	Opposition and social activism that may hinder PSE’s ability to perform work or construct infrastructure;

•	Capital market conditions, including changes in the availability of capital and interest rate fluctuations;

•

Employee workforce factors including strikes; work stoppages; absences due to pandemics, accidents, natural disasters or other significant, unforeseeable events; availability of qualified employees or the loss of a key executive;

•	The ability to obtain insurance coverage, the availability of insurance for certain specific losses, and the cost of such insurance;

•	The ability to maintain effective internal controls over financial reporting and operational processes;

•	Changes in our or PSE’s credit ratings, which may have an adverse impact on the availability and cost of capital for us or PSE generally;

•

Deteriorating values of the equity, fixed income and other markets which could significantly impact the value of investments of PSE’s retirement plan, post-retirement medical benefit plan trusts and the funding of obligations thereunder; and

•

Recent laws proposed or passed by various municipalities in PSE’s service territory, including Seattle, seek to reduce or eliminate the use of natural gas in various contexts, such as for space, cooking, and water heating in new commercial and multifamily buildings. Such laws may impact operations due to costs and delays from incremental permitting and other requirements that are outside PSE’s control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. You are also advised to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as the “Risk Factors” in any prospectus supplement accompanying this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We and our subsidiary PSE each file reports and other information with the SEC. Such material may also be accessed electronically by means of the SEC’s website on the Internet at http://www.sec.gov. Additionally, Puget Energy’s and PSE’s reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available or may be accessed free of charge at the Company’s website, www.pugetenergy.com. The information on the Company’s website is not incorporated into this prospectus.

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have filed previously with the SEC. These documents contain important information about us and our finances.

SEC Filings (File No. 1-16305)	Period/Date
• Annual Report on Form 10-K	Year ended December 31, 2021

The documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information and related exhibits “furnished” to the SEC) after the date of the initial registration statement, including any documents filed prior to the date on which the registration statement becomes effective, and prior to the termination of all offerings made pursuant to this prospectus are also incorporated by reference into this prospectus.

Security holders can obtain any document incorporated by reference in this prospectus from us without charge (excluding any exhibits to those documents, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge) by requesting it in writing or by telephone from us at:

Treasurer

Puget Energy, Inc.

P.O. Box 97034

Bellevue, Washington 98009-9734

(425) 454-6363

PUGET ENERGY, INC.

Puget Energy, Inc. is an energy services holding company incorporated in the state of Washington in 1999. Substantially all of our operations are conducted through our subsidiary, PSE, a utility company. We also have a wholly-owned, non-regulated subsidiary, Puget LNG, LLC (“Puget LNG”), which was formed in 2016 and has the sole purpose of owning, developing and financing the non-regulated activity of a liquefied natural gas (LNG) facility at the Port of Tacoma, Washington.

We are an indirect wholly-owned subsidiary of Puget Holdings LLC (“Puget Holdings”). All of our common stock is indirectly owned by Puget Holdings. Puget Holdings is owned by a consortium of long-term infrastructure investors including the Ontario Teachers’ Pension Plan Board (OTPP), Macquarie Group Limited (MIRA), the British Columbia Investment Management Corporation (BCI), the Alberta Investment Management Corporation (AIMCo), Ontario Municipal Employee Retirement System (OMERS) and PGGM Vermogensbeheer B.V. (collectively, the “Consortium”).

Our executive office is located at 355 110th Ave NE, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363. Our website address is www.pugetenergy.com. Information found on our website is not incorporated into or otherwise part of this prospectus.

RISK FACTORS

The purchase of the securities offered by this prospectus involves various risks. In considering whether to purchase the securities offered by this prospectus, you should carefully consider all the information we have included or incorporated by reference in this prospectus and any prospectus supplement. In particular, you should carefully consider each of the risks described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K that is incorporated by reference in this prospectus and those that may be included in the applicable prospectus supplement, together with all the other information included or incorporated by reference in this prospectus and any prospectus supplement.

USE OF PROCEEDS

As will be more specifically set forth in the applicable prospectus supplement, we will use the net proceeds from the sale of senior notes offered hereby for our general corporate purposes, including capital expenditures, working capital and repayment of debt. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the appropriate prospectus supplement.

DESCRIPTION OF SECURITIES

Description of the Senior Notes

The senior notes will be issued under that certain Indenture, dated as of December 6, 2010, between us and Computershare Trust Company, National Association, as Successor Trustee to Wells Fargo Bank National Association, as trustee, as supplemented, which we refer to as the “indenture”. Unless otherwise provided in the applicable prospectus supplement, the trustee under the indenture will be Computershare Trust Company, National Association, as Successor Trustee to Wells Fargo Bank National Association. The terms of the senior notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following briefly summarizes the material provisions of the indenture, Collateral Documents (as defined below), and the senior notes. You should read the more detailed provisions of the indenture and the Collateral Documents, including the defined terms, for provisions that may be important to you. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the indenture and Collateral Documents may also be obtained from us or the trustee.

In the discussion that follows, “Puget Energy,” “the Company,” “we,” “us” and “our” refer only to Puget Energy, Inc., and any successor obligor on the senior notes, and not to PSE or any other subsidiary of ours.

Definitions of certain defined terms used in this “Description of Notes” but not defined below have the meanings assigned to them under “—Definitions.”

The indenture does not limit the aggregate principal amount of senior notes that we may issue. We may from time to time, without the consent of the existing holders of senior notes, issue additional senior notes. As of the date of this registration statement, we have approximately $2.0 billion in aggregate outstanding principal amount of senior notes under the indenture.

The indenture provides that our senior notes may be issued in one or more series, with different terms, as authorized on one or more occasions by us.

The applicable prospectus supplement relating to any series of senior notes will describe the following terms, where applicable:

•	the title of the senior notes;

•	the total principal amount of the senior notes;

•	the percentage of the principal amount at which the senior notes will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the senior notes will be made;

•	the terms and conditions on which the senior notes may be redeemed at our option;

•	any of our obligation to redeem, purchase or repay the senior notes at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of our obligations relating to the senior notes by deposit of funds or United States government obligations;

•	whether the senior notes are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the indenture described in this prospectus that do not apply to the senior notes;

•

any additional amounts with respect to the senior notes that Puget Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of Puget Energy to redeem the senior notes rather than pay these additional amounts;

•	any additional events of default; and

•	any other specific terms of the senior notes.

Federal income tax consequences and other special considerations applicable to any senior notes issued by Puget Energy at a discount will be described in the applicable prospectus supplement.

Senior notes may be presented for exchange. Registered senior notes may be presented for registration of transfer at the offices of the trustee and, subject to the restrictions set forth in the senior notes and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the indenture.

Distributions on the senior notes in registered form will be made at the office or agency of the trustee in its designated office. However, at our option, payment of any interest may be made by check or wire transfer. Payment of any interest due on senior notes in registered form will be made to the persons in whose names the senior notes are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the applicable prospectus supplement.

Except as described below under “—Certain Covenants—Limitation on Liens,” the indenture does not limit our ability to incur other indebtedness or to issue other securities, including other series of debt securities.

The senior notes will not be guaranteed by, or otherwise be obligations of, our direct parent company, any of its direct or indirect subsidiaries other than us, or the members of the consortium that own our direct parent company, and will not be guaranteed by any of our affiliates.

Because we are a holding company, our rights and the rights of our creditors, including holders of the senior notes, in respect of claims on the assets of our subsidiaries, PSE and Puget LNG, upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of PSE’s and Puget LNG’s creditors (including any trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders). the senior notes

Our ability to pay interest on the senior notes is dependent upon the receipt of dividends and other distributions from PSE. The availability of distributions from PSE is subject to the satisfaction of various covenants and conditions contained in PSE’s existing and future financing documents. See “Risk Factor – Risks Relating to Puget Energy’s Corporate Structure – As a holding company, we depend on PSE’s ability to pay dividends.”

Ranking

The senior notes will be:

•	our senior secured obligations;

•

pari passu in right of payment, to the extent of the value of the Collateral securing the senior notes, with all of our existing and future senior secured indebtedness (as of the date hereof, our obligations under our senior secured credit facility, our term loans and our existing senior secured notes constitute our only other senior secured indebtedness);

•	senior in right of payment to any of our future subordinated indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE.

Because we are a holding company and substantially all of our operations are conducted by our subsidiaries (principally PSE), holders of our debt securities, including holders of the senior notes, will have a junior position to claims of creditors and certain security holders of our subsidiaries (PSE and Puget LNG), including any trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would also be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of our subsidiaries and would be subordinated to any indebtedness or other liabilities of our subsidiaries senior to our interest. Certain of our operating subsidiaries, principally PSE, have ongoing corporate debt programs used to finance their business activities. We and PSE retain the ability to incur substantial additional indebtedness and other liabilities. Moreover, our ability to pay principal and interest on the senior notes is dependent upon the earnings of our subsidiaries and the distribution or other payments from our subsidiaries to us in the form of dividends, loans, advances or the repayment of loans and advances from us. The indenture does not contain any limitation on our ability to incur additional debt or on our subsidiaries’ ability to incur additional debt to us or to third parties. In addition, we lend funds to our subsidiaries PSE and Puget LNG from time to time through a demand promissory note.

No Guarantees

The senior notes will not be guaranteed by any of our subsidiaries or other affiliates. Because the senior notes will not be guaranteed by our subsidiaries, the senior notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. See “—Ranking” above.

Security

General

The senior notes will be secured by liens (subject to Permitted Liens) on the same assets that secure our other Secured Obligations, including our Credit Agreement Obligations, which assets currently consist of: (a) subject to certain exceptions, substantially all of our tangible and intangible assets, other than real property, including 100% of the equity interests of PSE (the “Pledged PSE Stock”) and (b) 100% of the equity interests of Puget Energy, Inc., which are owned by our direct parent, Puget Equico LLC (the “Pledged Puget Energy Stock” and, collectively with the Pledged PSE Stock, the “Pledged Stock”).

The Collateral will exclude certain of our assets as more specifically set forth in the Collateral Documents, including without limitation, any lease, license, contract or agreement to which we are a party, and any of our rights or interests thereunder, if and to the extent that a security interest is prohibited by or in violation of (a) any law, rule or regulation applicable to us, or (b) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the Collateral Agency Agreement pursuant to the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the U.S. Bankruptcy Code) or principles of equity).

Under the terms of the Collateral Agency Agreement, the Collateral securing the senior notes will be shared equally and ratably (subject to Permitted Liens) with the liens securing other Secured Obligations, which includes the Credit Agreement Obligations, the existing senior secured note obligations and any future Additional Secured Obligations. As of the date hereof, obligations under our senior secured credit facility, our term loans and our existing senior secured notes constitute our only other Secured Obligations.

Pursuant to the indenture and the Collateral Documents relating to the senior notes, substantial additional Indebtedness may, without the consent of holders, constitute Secured Obligations. So long as any Credit Agreement Obligations remain outstanding and a Majority Non-Controlling Voting Party Enforcement Date has not occurred, the Authorized Representative for our senior secured credit facility will have the right to control the remedies with respect to the Collateral. See “—Collateral Agency Agreement.” Such rights, if exercised, could adversely affect the value of the Collateral on behalf of the holders of the senior notes. We will also be able to incur additional Secured Obligations and other Indebtedness and obligations secured by Permitted Liens. The amount of such obligations could be significant. The existence of any Permitted Liens could adversely affect the value of the Collateral securing the senior notes as well as the ability of the collateral agent to realize or foreclose on such Collateral. Your rights to the Collateral would be diluted by any increase in the obligations secured by such Collateral.

Sufficiency of Collateral

The Collateral has not been appraised in connection with this offering. The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral and the energy industry, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral are illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of such assets separate from the sale of our business operations may not be feasible or of significant value.

We and Puget Equico have limited obligations to perfect the security interest of the holders in certain specified Collateral. For example, the collateral agent and the other Authorized Representatives under the Collateral Agency Agreement may not have control over, and hence will not have a perfected security interest in, any of our deposit accounts.

After-acquired Collateral

From and after the issue date of the senior notes and subject to certain limitations and exceptions, if we acquire, or Puget Equico acquires, any property or asset that would constitute Collateral, pursuant to the terms of the Collateral Documents relating to the senior notes, holders of the senior notes will obtain a lien (subject to Permitted Liens) upon such property or asset as security for the senior notes. However, there can be no assurance that the trustee or the collateral agent will monitor, or that we or Puget Equico will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary actions will be taken to properly perfect the security interest in such after-acquired property.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Collateral Agency Agreement provides for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the collateral agent, subject to any requirement that the Washington Commission and FERC consent to or approve the exercise of remedies by the collateral agent as described below, at the direction of the Controlling Authorized Representative as set forth in the Collateral Agency Agreement, and the distribution of the net proceeds of any such sale to the holders of Secured Obligations, including the holders on a pro rata basis, subject to the Collateral Agency Agreement. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full our obligations under the senior notes. Pursuant to the Collateral Agency Agreement, only the collateral agent, acting at the direction of the Controlling Authorized Representative and the Required Voting Parties may exercise remedies with respect to the Liens securing Secured Obligations. The Credit Agreement Administrative Agent will be the Controlling Authorized Representative for so long as any

Credit Agreement Obligations are secured by the Collateral and thereafter the Authorized Representative for the holders of the largest class of outstanding Secured Obligations will be the Controlling Authorized Representative. Accordingly, holders may not ever have the right to control the remedies and the taking of other actions related to the Collateral.

Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the Pledged Stock upon the occurrence of an Event of Default. Because PSE is a regulated public utility, such foreclosure proceedings, the enforcement of the Collateral Documents and the right to take other actions with respect to the Pledged PSE Stock and Pledged Puget Energy Stock may be limited and subject to regulatory approval. PSE is subject to regulation at the state level by the Washington Commission. At the federal level, it is subject to regulation by FERC. See “Business—Regulation and Rates” in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference in this prospectus. Regulation by the Washington Commission and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. In particular, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions or exercise other remedies with respect to the Pledged Stock could require approval by FERC and/or the Washington Commission. There can be no assurance that any such regulatory approval can be obtained on a timely basis, or at all.

Certain bankruptcy limitations

The right and ability of the collateral agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against us or Puget Equico prior to the collateral agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the collateral agent is prohibited from repossessing Collateral from a debtor in a bankruptcy case, or from disposing of Collateral repossessed from a debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the senior notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral. The U.S. Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the senior notes, the holders would hold secured claims only to the extent of the value of the Collateral, and unsecured claims with respect to any shortfall.

Any future pledge of the Collateral in favor of the collateral agent, including pursuant to the Collateral Documents relating to the senior notes delivered after the date of the sixth supplemental indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the senior notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

See “Risk Factors—Risks Relating to the senior notes—Rights of holders in the Collateral may be adversely affected by bankruptcy proceedings” and “Risk Factors—Risks Relating to the senior notes—Any future pledge of the Collateral might be voidable in bankruptcy.”

Certain covenants with respect to the Collateral

The Collateral will be pledged pursuant to the Collateral Documents, which contain provisions relating to identification of the Collateral and the maintenance of perfected Liens securing obligations under the senior notes. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents relating to the senior notes and the indenture as they relate to the Collateral.

The Collateral Documents provide that we and Puget Equico shall, at our and Puget Equico’s sole expense, do all acts which may be reasonably necessary, or as the collateral agent may reasonably request, to confirm that the collateral agent holds, for the benefit of the holders, duly created, enforceable and perfected Liens in the Collateral (subject to Permitted Liens) to the extent required by the indenture, and such Collateral Documents. As necessary, or upon reasonable request of the collateral agent, we and Puget Equico shall, at our and Puget Equico’s sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary, or as the collateral agent may reasonably request, to perfect and protect any pledge or security interest granted or purported to be granted by the Collateral Documents, including with respect to after acquired Collateral, to the extent required thereunder.

The Collateral Documents provide that we will (a) cause PSE not to issue any equity interests in addition to or in substitution for the equity interests issued by PSE, except to us, and (b) pledge, immediately upon our acquisition (directly or indirectly) thereof, any and all additional equity interests issued to us by PSE.

Collateral Agency Agreement

The trustee has signed a joinder to the Collateral Agency Agreement as Authorized Representative for the holders of all notes issued under the indenture, including the senior notes. The Collateral Agency Agreement governs the rights of the holders of Secured Obligations, including the holders, with respect to the Collateral, and may be amended from time to time without the consent of the trustee or the holders to add other parties holding Additional Secured Obligations permitted to be incurred under the indenture, our senior secured credit facility, our term loans, any other Security Documents and the Collateral Agency Agreement.

Under the Collateral Agency Agreement, only the Controlling Authorized Representative has the right to instruct the collateral agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral, whether under any Security Document, applicable law or otherwise. Only the collateral agent, acting on the instructions of the Controlling Authorized Representative or the Required Voting Parties and in accordance with the applicable Security Documents, is entitled to take any such actions or exercise any such remedies with respect to the Collateral and the Authorized Representatives of all other classes of Secured Obligations have no right to instruct the collateral agent or otherwise take actions with respect to the Collateral except as described below, even though all holders of Secured Obligations will share equally and ratably in the proceeds. The Controlling Authorized Representative will initially be the Authorized Representative for our senior secured credit facility. The trustee, who will act as Authorized Representative in respect of the senior notes, will have no rights to take any action under the Collateral Agency Agreement except as described below.

The Authorized Representative for our senior secured credit facility will be the Controlling Authorized Representative for so long as any Credit Agreement Obligations are secured by the Collateral and thereafter, the Controlling Authorized Representative will be the Authorized Representative of the class of Secured Obligations that constitutes the largest outstanding principal amount of any then-outstanding class of Secured Obligations with respect to the Collateral; provided, in each case, that if there occurs one or more Majority Non-Controlling Voting Party Enforcement Dates, the Controlling Authorized Representative will be the Authorized Representative representing the largest principal amount of Secured Obligations then outstanding.

The “Majority Non-Controlling Voting Party Enforcement Date” is, with respect to any Series of Secured Obligations, the date which is 90 days (throughout which 90-day period such Series of Secured Obligations was the Series constituting the Majority Non-Controlling Voting Parties) after the occurrence of both (a) an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) and (b) the collateral agent’s and each other Authorized Representative’s receipt of written notice from the Authorized Representative for the Majority Non-Controlling Voting Parties certifying that (i) the holders of such Series of Secured Obligations are the Majority Non-Controlling Voting Parties and that an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) has occurred and is continuing and (ii) the Secured Obligations of such Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Credit Document governing the Series for such Majority Non-Controlling Voting Parties; provided that such 90-day period will be stayed and the Majority Non-Controlling Voting Party Enforcement Date will be stayed and shall not occur and will be deemed not to have occurred with respect to any Collateral (A) at any time the collateral agent has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (B) at any time we are, or Puget Equico or any grantor which has granted a security interest in such Collateral is, then a debtor under or with respect to any Insolvency or Liquidation Proceeding.

Only the collateral agent will act with respect to the Collateral. The Controlling Authorized Representative and the Required Voting Parties will have the sole right to instruct the collateral agent to act or refrain from acting with respect to the Collateral. No representative of any non-controlling secured party may contest, protest or object to any foreclosure proceeding or action brought by the collateral agent or any other exercise by the collateral agent of any rights and remedies relating to the Collateral or cause the collateral agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Secured Party or Authorized Representative with respect to any property which does not constitute Collateral. Neither the collateral agent nor any other Authorized Representative will accept any Lien on any Collateral other than pursuant to the Collateral Documents.

If an event of default has occurred and is continuing under any Credit Document and the collateral agent is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy proceeding of us or Puget Equico or any Secured Party receives any payment pursuant to any Security Documents (other than the Collateral Agency Agreement) with respect to any Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any Secured Party or received by the collateral agent or any other Secured Party pursuant to any such Credit Document with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the Secured Obligations are entitled under any agreement (other than the Collateral Agency Agreement) will be applied pursuant to the Collateral Agency Agreement in the following order of priority:

•

First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out-of-pocket costs and expenses of the Agents, the reasonable fees and expenses of their agents and counsel and all other reasonable expenses incurred and advances made by the Agents in that connection;

•

Next, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Credit Documents, or as the Secured Parties holding the same may otherwise unanimously agree; and

•

Finally, subject to the rights of any other holder or holders of any Lien on the relevant Collateral, to the payment to us, or our respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Holders of Secured Obligations of each class (and not the Secured Parties of any other class) bear the risk of any determination by a court of competent jurisdiction that (a) any of the Secured Obligations of such class are unenforceable under applicable law or are subordinated to any other obligations (other than another class of Secured Obligations) and (b) any of the Secured Obligations of such class do not have an enforceable security interest in any of the Collateral securing any other class of Secured Obligations.

In any Insolvency or Liquidation Proceeding and prior to the Discharge of Secured Obligations, the collateral agent (acting at the direction of the Required Voting Parties) on behalf of all Secured Parties and Authorized Representatives, may consent to any order: (a) for use of cash collateral; (b) approving a debtor-in-possession financing secured by a Lien upon any property of the estate in such Insolvency or Liquidation Proceeding; (c) granting any relief on account of Secured Obligations as adequate protection (or its equivalent) for the benefit of the Secured Parties in the Collateral subject to Liens granted to the collateral agent, for the benefit of the Secured Parties; or (d) relating to a sale of our assets or assets of Puget Equico that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Liens granted to the collateral agent, for the benefit of the Secured Parties will attach to the proceeds of the sale; provided, however, that any Secured Party will retain the right to object to any cash collateral, debtor-in-possession financing or adequate protection order to the extent such order provides for priming of Liens over any Collateral if the terms thereof, including the terms of adequate protection (if any) granted to the Secured Parties in connection therewith, do not provide for materially equal treatment to all Secured Parties.

Unless at the direction of, or as consented to by, the Required Voting Parties, the Secured Parties will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Liens granted to the collateral agent, for the benefit of the Secured Parties, except that, without any action by the Required Voting Parties, they may vote their claims in respect of the Series of Secured Obligations owed to them in connection with, and have their right to object to, the confirmation of any plan of reorganization or similar dispositive restructuring plan to the extent any such action is not inconsistent with their obligations under the Collateral Agency Agreement. If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Puget Equico or us for any reason, including without limitation, because it was found to be a fraudulent or preferential transfer, any amount paid in respect of the Secured Obligations, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then such Secured Party will be entitled to a reinstatement of the Secured Obligations with respect to all such recovered amounts. In such event, (a) the Discharge of Secured Obligations or Discharge of Credit Agreement Obligations, as applicable, will be deemed not to have occurred and (b) if the Collateral Agency Agreement has been terminated prior to such recovery or avoidance action, the Collateral Agency Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair or otherwise affect the obligations of the parties thereto from such date of reinstatement.

Each Secured Party, including the holders and the trustee, agrees that (a) it will not challenge or question in any proceeding the validity or enforceability of any Secured Obligations of any Series or any Credit Document or the validity, attachment, perfection or priority of any Lien under any Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Collateral Agency Agreement; (b) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the collateral agent, (c) except in accordance with the Collateral Agency Agreement, it will have no right to direct the collateral agent or any other Secured Party to exercise any right, remedy or power with respect to any Collateral unless such Secured Party is the Controlling Authorized Representative, (d) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the collateral agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of the collateral agent, any Controlling Authorized Representative or any other Secured Party will be liable for any action taken or omitted to be taken by the collateral agent, such Controlling Authorized Representative or other Secured Party with respect to any Collateral in accordance with the provisions of the Collateral Agency Agreement, (e) it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral, (f) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Collateral Agency Agreement, and (g) it will not (shall waive any right to) contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by the collateral agent on behalf of any of the Secured Parties in all or any part of the Collateral, or the provisions of the Collateral Agency Agreement.

Notwithstanding the foregoing, a Secured Party will not be prohibited from taking the following actions: (a) in any Insolvency or Liquidation Proceeding commenced by or against us or Puget Equico, each Secured Party may file a claim or statement of interest with respect to its Series of Secured Obligations, as applicable, (b) each Authorized Representative may take and may direct the collateral agent to take any action (not adverse to the Liens of the collateral agent securing the Secured Parties) in order to preserve or protect its interest in and Liens created by the Security Documents on the Collateral, (c) the Secured Parties will be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of their claims, including any claims secured by the Collateral, if any, (d) in any Insolvency or Liquidation Proceeding, the Secured Parties will be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of Puget Equico or us arising under either Debtor Relief Laws or applicable non-bankruptcy law, in each case not in contravention of the terms of the Collateral Agency Agreement, (e) in any Insolvency or Liquidation Proceeding, the Secured Parties will be entitled to vote on any plan of reorganization, and (f) both before and during an Insolvency or Liquidation Proceeding, any Secured Party may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against us or Puget Equico in accordance with applicable law and the termination of any agreement by the holder of any such obligation in accordance with the terms thereof.

Each Secured Party agrees that if it obtains possession of any Collateral or realizes any proceeds or payment in respect of any such Collateral pursuant to any Collateral Document or by the exercise of any rights available to it under applicable law or in any insolvency or liquidation proceeding or through any other exercise of remedies at any time prior to the Discharge of each of the Secured Obligations (determined, solely for this purpose, as if the Secured Obligations owing to such Secured Party did not exist), then it will hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the collateral agent, to be distributed in accordance with the Collateral Agency Agreement.

The collateral agent, on behalf of the holders of the senior notes and each other Secured Party, will acknowledge that the Secured Obligations of any class may, subject to the limitations set forth in the other Credit Documents outstanding at such time, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Collateral Agency Agreement defining the relative rights of the Secured Parties of any class.

Collateral Agent

Pursuant to the Collateral Agency Agreement, we have appointed JPMorgan Chase Bank, N.A. to serve as the collateral agent for the benefit of the Secured Parties.

Additional debt

To the extent, but only to the extent, permitted by the provisions of the then-extant Credit Documents, we may incur or issue and sell one or more classes of additional Indebtedness. The obligations in respect of any such additional Indebtedness may be secured by a Lien on the Collateral on a pari passu basis, in each case under and pursuant to the Collateral Documents, if and subject to the condition that the representative of any such additional class or series of Indebtedness, acting on behalf of the holders of such Indebtedness, becomes a party to the Collateral Agency Agreement by satisfying the conditions set forth therein.

Release of Collateral

The Collateral Documents relating to the senior notes and the indenture provide that the Liens on the Collateral may be released:

(a)	in whole, upon the Discharge of the Secured Obligations;

(b)

as to any Collateral that is released, sold, transferred or otherwise disposed of by us or Puget Equico to a person that is not (either before or after such release, sale, transfer or disposition) us or Puget Equico in a transaction or other circumstance that complies with the terms of the then-extant Credit Documents (for so long as any Credit Document is in effect) and is permitted by all of the then-extant Credit Documents, at the time of such release, sale, transfer or other disposition or to the extent of the interest released, sold, transferred or otherwise disposed of;

(c)

as to a release of less than all or a material portion of the Collateral, at any time prior to the Discharge of Secured Obligations, if consent to the release of all Liens on such Collateral has been given by the Required Voting Parties; and

(d)

as to a release of all or any material portion of the Collateral (other than upon the Discharge of Secured Obligations), if consent to release of that Collateral has been given by the Unanimous Voting Parties.

Upon request by the collateral agent at any time, the Secured Parties will confirm in writing the collateral agent’s authority to release its interest in particular types or items of property pursuant to the Collateral Agency Agreement. In each case as specified in the Collateral Agency Agreement, the collateral agent will (and each Secured Party irrevocably authorizes the collateral agent to), at our expense, execute and deliver to us or Puget Equico, as applicable, such documents as such person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, in accordance with the terms of the Collateral Agency Agreement or any other Credit Document.

Under the Collateral Agency Agreement, if at any time the collateral agent forecloses upon or otherwise exercises remedies against any Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of the collateral agent for the benefit of the holders and the Liens upon such Collateral securing all other Secured Obligations will automatically be released and discharged pursuant to the Collateral Agency Agreement and the Collateral Documents. However, any proceeds of any Collateral realized therefrom will be applied as described under “—Collateral Agency Agreement.”

Amendments

The collateral agent may, without obtaining the consent of the Required Voting Parties or any other Secured Party other than as set forth in the Collateral Agency Agreement, modify any Security Document to which it is a party or the Collateral Agency Agreement to (a) cure any ambiguity or to cure, correct or supplement any provision contained therein which is inconsistent with any other provisions contained therein, (b) make, complete or confirm any grant of Collateral permitted or required by the Collateral Agency Agreement or the Security Documents or any release of any Collateral permitted under the Collateral Agency Agreement, or (c) to make changes that would provide additional benefits or rights to the Secured Parties.

Subject to certain exceptions, the Collateral Agency Agreement may be amended with the consent of the Required Voting Parties provided that if any amendment adversely affects us or any class of Secured Obligations, consent of the Authorized Representative for such class or of us, as applicable, is required.

Authorization of actions to be taken

Each holder of senior notes, by its acceptance thereof, will be deemed to have consented and agreed to the terms of each Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the indenture, to have authorized and directed the trustee to enter into a joinder agreement to the Collateral Agency Agreement, and to have authorized and empowered the trustee and (through the Collateral Agency Agreement) the collateral agent to bind the holders of senior notes as set forth in the Collateral Documents to which they are a party and to perform its respective obligations and exercise its respective rights and powers thereunder.

Certain Covenants

Merger, Consolidation, Sale, Lease or Conveyance

The indenture will provide that we may not, directly or indirectly (a) consolidate or merge with or into another person, whether or not we are the surviving corporation, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our or our subsidiaries’ properties or assets taken as a whole, in one or more related transactions, to another person, unless:

(i)

either (A) we are the surviving corporation or (B) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the person is a partnership or limited liability company, then a corporation that (1) is wholly owned by such person, (2) is organized or existing under the laws of the United States, any state of the United States or the District of Columbia, and (3) does not and will not have any material assets or operations, shall become a co-issuer of the senior notes pursuant to a supplemental indenture duly executed by the trustee;

(ii)

the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the senior notes and the indenture pursuant to a supplemental indenture or other documents and agreements reasonably satisfactory to the trustee; and

(iii)	immediately after such consolidation or merger, no Event of Default exists; and

(iv)	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such transaction is authorized under the indenture.

In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

Limitations on Liens

So long as the senior notes are outstanding, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Collateral, other than Permitted Liens. For purposes of this covenant, “Indebtedness” means all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by us for the repayment of money borrowed.

Limitation on Sale-Leaseback Transactions

We will not enter into any sale-leaseback transaction involving any of our properties whether now owned or hereafter acquired, whereby we sell or transfer such properties and then or thereafter lease such properties or any part thereof or any other properties which we intend to use for substantially the same purpose or purposes as the properties sold or transferred.

Reports and Other Information

Whether or not required by the SEC’s rules and regulations, so long as any senior notes are outstanding, we will furnish to the trustee and holders of senior notes or cause the trustee to furnish to the holders of senior notes:

(a)

within 90 days of the end of each fiscal year and within 60 days of the end of each fiscal quarter, all annual and quarterly reports that would be required to be filed with the SEC on Forms 10-K and 10-Q if we were required to file such reports; and

(b)

within the time periods specified in the SEC’s rules and regulations that would be applicable if we were subject to such rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

All such reports will be prepared, within the time periods specified above, in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent registered public accounting firm or independent auditors. In addition, we will file a copy of each of the reports referred to in clauses (a) and (b) above with the SEC for public availability within the time periods specified in clauses (a) and (b) above (unless the SEC will not accept such a filing). We agree that we will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept our filings for any reason, we will use our reasonable best efforts to post the reports referred to in the preceding paragraph on our website within the time periods specified above. To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of senior notes on the date filed.

In addition, for so long as any senior notes remain outstanding, we will furnish to prospective purchasers of senior notes, upon their request, the information described above as well as any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for compliance with Rule 144A. Delivery of reports, information and documents to the trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or the notes (as to which the trustee is entitled to rely exclusively on officers’ certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the indenture, or participate in any conference calls.

Information Regarding Collateral

We will furnish to the collateral agent prompt written notice of any change in our (a) legal name, (b) jurisdiction of incorporation, or (c) identity or corporate structure. We will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will have been made within any applicable statutory period under the Uniform Commercial Code or otherwise that are required in order for the collateral agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. We also agree promptly to notify the collateral agent if any material portion of the Collateral is damaged, destroyed or condemned.

In addition, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, we will deliver to the trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

No Liability of Directors, Officers, Employees, Incorporators and Shareholders

None of our directors, officers, employees, incorporators, members or shareholders, as such, will have any liability for any of our obligations under the senior notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of senior notes by accepting a senior note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Events of Default

Any one or more of the following events with respect to the senior notes that has occurred and is continuing will constitute an “Event of Default” with respect to the senior notes under the indenture:

(a)	failure to pay interest within 30 days after the same becomes due and payable;

(b)	failure to pay the principal of, or any premium on, the senior notes at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

(c)

failure to perform or breach of any covenant, representation, warranty or other agreement contained in the indenture, the senior notes or the Security Documents (other than a default referred to in clauses (a) and (b) above) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the senior notes as provided in the indenture unless the trustee, or the trustee and the holders of a principal amount of the senior notes not less than the principal amount of the senior notes the holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the trustee, or the trustee and the holders of such principal amount of the senior notes, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued;

(d)

the occurrence of a matured event of default, as defined in any of our instruments or any Significant Subsidiary’s instruments under which there is or by which there is evidenced any Indebtedness of us or any Significant Subsidiary, that has resulted in the acceleration of such Indebtedness in excess of $100 million, or any default in payment of Indebtedness in excess of $100 million at final maturity, after the expiration of any applicable grace or cure periods; provided, however, that the waiver or cure of any such default under any such instrument or Indebtedness shall constitute a waiver and cure of the corresponding Event of Default under the indenture and the rescission and annulment of the consequences thereof shall constitute a rescission and annulment of the corresponding consequences under the indenture;

(e)	certain events of bankruptcy or insolvency described in the indenture with respect to us or any Significant Subsidiary;

(f)

our repudiation of any of our obligations under any of the Security Documents or the unenforceability of any of the Security Documents against us for any reason if such unenforceability shall be applicable to (i) Collateral having an aggregate Fair Market Value of $100 million or more or (ii) the Pledged Stock and any such unenforceability has not been cured within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the senior notes as provided in the indenture;

(g)

any Security Document or any lien purported to be granted thereby on (i) the Pledged Stock or (ii) assets having a Fair Market Value in excess of $100 million is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected and any such unenforceability or lack of perfection has not been cured within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the senior notes as provided in the indenture; and

(h)	the failure by us to pay final judgments aggregating in excess of $100 million, which judgments are not paid, discharged or stayed for a period of 60 days.

As used herein, “Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by our chief financial officer or our board of directors.

Remedies

Acceleration of Maturity

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us or any Significant Subsidiary, then the principal, premium, if any, and accrued interest on the senior notes will be immediately due and payable, without any declaration or other act on the part of the trustee or any holder. If any other Event of Default occurs and is continuing, then either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior notes may declare the principal amount of all of the outstanding senior notes to be due and payable immediately by written notice to us (and to the trustee if given by holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of securities outstanding under the indenture, including the senior notes, the trustee or the holders of not less than 25% in aggregate principal amount of such securities, considered as one class, may make such declaration of acceleration and not the holders of any one series of such securities.

At any time after such a declaration of acceleration with respect to any series of securities outstanding under the indenture has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

(a)	We have paid or deposited with the trustee a sum sufficient to pay:

(i)	all overdue interest, if any, on all securities of such series;

(ii)

the principal of and premium, if any, on any securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such securities;

(iii)	interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in the securities, to the extent that payment of such interest is lawful; and

(iv)	all amounts due to the trustee under the indenture in respect of compensation and reimbursement of expenses; and

(b)

all Events of Default with respect to the securities of such series, other than the nonpayment of the principal of the securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

Right to Direct Proceedings

If an Event of Default with respect to any series of securities outstanding under the indenture occurs and is continuing, the holders of a majority in principal amount of such securities will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of securities outstanding under the indenture, the holders of a majority in aggregate principal amount of the outstanding securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the securities of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the indenture, and could not involve the trustee in personal liability in circumstances where indemnity would not, in the trustee’s sole discretion, be adequate, (b) the trustee does not determine that the action so directed would be unjustly prejudicial to the holders of such series of securities not taking part in such direction and (c) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Limitation on Right to Institute Proceedings

No holder of any senior note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless:

(a)	such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the senior notes;

(b)

the holders of at least 25% in aggregate principal amount of securities of all series outstanding under the indenture in respect of which such Event of Default has occurred, considered as one class, have made written request to the trustee to institute proceedings in respect of such Event of Default and have offered the trustee indemnity satisfactory to it against costs, losses, expenses and liabilities to be incurred in complying with such request; and

(c)

for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of securities then outstanding under the indenture.

Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of senior notes (it being understood that the trustee shall not have an affirmative duty to ascertain whether or not any such action is unduly prejudicial to any other Holder).

No Impairment of Right to Receive Payment

Notwithstanding that the right of a holder of senior notes to institute a proceeding with respect to the indenture is subject to certain conditions precedent, each holder of a senior note will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such senior note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of such holder.

Notice of Default

The trustee is required to give the holders of securities outstanding under the indenture notice of any default under the indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived, except that no such notice to holders of a default of the character described in clause (c) under “—Events of Default” may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notice to be in the interests of the holders. The trustee shall not be deemed to have knowledge of, or be required to act (including the sending of any notice), based on any event unless a responsible officer of the Trustee within the Trustee’s corporate trust department (i) receives written notice of such an event or (ii) has obtained “actual knowledge” of such an event.

Reporting

The indenture requires that certain of our officers certify, on or before a date not more than 120 days after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the indenture. We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture, but a failure by us to deliver such notice of a default will not constitute a default under the indenture if we have remedied such default within any applicable cure period.

Modification of Indenture

Modifications Without Consent

We and the trustee may enter into one or more supplemental indentures without the consent of any holders of the senior notes, for any of the following purposes:

(a)	to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of such party;

(b)	to add one or more covenants of the Company or other provisions for the benefit of holders of the senior notes, or to surrender any right or power conferred upon us by the indenture;

(c)

to change or eliminate any provision of the indenture or to add any new provision to the indenture, provided that if such change, elimination or addition adversely affects the interests of the holders of the senior notes in any material respect, such change, elimination or addition will become effective only when no senior notes are outstanding;

(d)	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(e)

to make, complete or confirm any grant of Collateral permitted or required by the Security Documents or, with the consent of the collateral agent, any release of Collateral that becomes effective as set forth in the Security Documents;

(f)	to establish the form or terms of securities of any series or tranche under the indenture as permitted by the indenture;

(g)

provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto;

(h)	to evidence and provide for the acceptance of appointment by a successor trustee;

(i)	to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the securities under the indenture;

(j)	to change any place or places where

(i)	the principal of and premium, if any, and interest, if any, on all or any series of securities under the indenture, or any tranche thereof, will be payable,

(ii)	all or any series of securities under the indenture, or any tranche thereof, may be surrendered for registration of transfer,

(iii)	all or any series of securities under the indenture, or any tranche thereof, may be surrendered for exchange, and

(iv)	notices and demands to or upon us in respect of all or any series of securities under the indenture, or any tranche thereof, and the indenture may be served;

(k)

to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the indenture, so long as such other changes or additions do not adversely affect the interests of the holders of any series or tranche of securities under the indenture in any material respect; or

(l)	to waive the rights of other secured debt holders.

In addition, if the Trust Indenture Act is amended after the date of the original indenture in such a way as to require changes to the indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the original indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the trustee may, without the consent of any holders of securities outstanding under the indenture, enter into one or more supplemental indentures to evidence such amendment.

Modifications Requiring Consent

Except as provided above, the consent of the holders of a majority in aggregate principal amount of all series of securities then outstanding under the indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of securities outstanding under the indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture may:

(a)	reduce the principal amount of or change the stated maturity of any installment of principal of the senior notes;

(b)	reduce the rate of or change the stated maturity of any interest payment on the senior notes;

(c)

reduce the amount payable upon the redemption of the senior notes, in respect of an optional redemption, change the times at which the senior notes may be redeemed or, once notice of redemption has been given, the time at which they must thereupon be redeemed;

(d)

waive an Event of Default in the payment of principal of, or premium, if any, or interest on the senior notes (except a rescission of acceleration of such senior notes by the holders of at least a majority in aggregate principal amount of such senior notes and a waiver of the payment default that resulted from such acceleration);

(e)	make the senior notes payable in money other than that stated in the senior notes;

(f)

impair the right of any holder of the senior notes to receive any principal payment or interest payment on such holder’s senior notes, on or after the stated maturity thereof, or to institute suit for the enforcement of any such payment;

(g)	make any change in the percentage of the principal amount of the senior notes required for amendments or waivers; or

(h)	modify or change any provision of the indenture affecting the ranking of the senior notes in a manner adverse to the holders of the senior notes.

It is not necessary for holders to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if their consent approves the substance thereof.

Neither we nor any of our subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the senior notes unless such consideration is offered to be paid or agreed to be paid to all holders of the senior notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there shall be outstanding, securities of one or more specified series outstanding under the indenture, or one or more tranches thereof, or modifies the rights of the holders of securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the securities of any other series or tranche.

If the supplemental indenture or other document establishing any series or tranche of securities under the indenture so provides, and as specified in the applicable offering memorandum, prospectus supplement and/or pricing supplement, the holders of such securities will be deemed to have consented, by virtue of their purchase of such securities, to such supplemental indenture or other document containing the additions, changes or eliminations to or from the indenture which are specified in such supplemental indenture or other document, no act of such holders will be required to evidence such consent and such consent may be counted in the determination of whether the holders of the requisite principal amount of securities have consented to such supplemental indenture.

Satisfaction and Discharge

The senior notes, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the trustee, in trust:

(a)	money in an amount which will be sufficient,

(b)

in the case of a deposit made before the maturity of such senior notes, Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the trustee, will be sufficient, or

(c)	a combination of (a) and (b) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, and such other obligations or instruments as shall be specified in an accompanying prospectus supplement.

The indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and we have paid or caused to be paid all other sums payable by us under the indenture.

Our right to cause our entire indebtedness in respect of any senior notes to be deemed to be satisfied and discharged as described above will be subject to the delivery to the trustee of an opinion of counsel to the effect that in connection with any such deposit above, the holders of such senior notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

Concerning the Trustee

Computershare Trust Company, National Association, as Successor Trustee to Wells Fargo Bank, National Association, is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee will exercise those rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of their own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us and our affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

The trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. Neither the trustee nor any paying agent shall be responsible for determining whether any asset disposition has occurred and whether any asset sale offer with respect to the senior notes is required. Neither the trustee nor any paying agent shall be responsible for determining whether any change of control has occurred and whether any change of control offer with respect to the senior notes is required. Neither the trustee nor any paying agent shall be responsible for monitoring our credit rating status, making any request upon any rating agency or determining whether any rating event with respect to the senior notes has occurred.

Governing Law

The indenture and the senior notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

“Additional Credit Document” means any designated indenture, note, promissory note, instrument or other agreement entered into by us after the date of the Collateral Agency Agreement, if any, pursuant to which we will incur additional obligations which shall constitute Additional Secured Obligations from time to time, to the extent permitted under the Credit Documents, and which have been designated as Additional Credit Documents in accordance with the Collateral Agency Agreement.

“Additional Secured Obligations” means any of our indebtedness and obligations arising under any Additional Credit Document that we designate as Additional Secured Obligations in accordance with the terms of the Collateral Agency Agreement, in each case to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the senior secured credit facility and the other Credit Documents as of the date of such designation; provided that the holder of such indebtedness or other obligations (or the agent, trustee or representative acting on behalf of the holder of such indebtedness or other obligation) is either a party to the Collateral Agency Agreement or shall have executed and delivered to the collateral agent a Joinder Agreement pursuant to which such holder (or such agent, trustee or representative acting on behalf of such holder) has become a party to the Collateral Agency Agreement and has agreed to be bound by the obligations of a “Secured Party” under the terms of the Collateral Agency Agreement. Subject to meeting the requirements of the preceding sentence, Additional Secured Obligations will include (a) advances to us and our debts, liabilities, obligations, covenants and duties arising under any Additional Credit Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against us, of any proceeding under any Debtor Relief Laws naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) the obligation to pay principal, interest, reimbursement obligations, charges, expenses, fees, attorney fees and expenses, indemnities and other amounts payable by us under any Additional Credit Document, and (c) our obligation to reimburse any amount in respect of any of the foregoing that any Additional Secured Party, in its sole discretion, may elect to pay or advance on our behalf.

“Additional Secured Parties” means any holders of any Additional Secured Obligations and any Authorized Representative with respect thereto.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct generally the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means, collectively, the Credit Agreement Administrative Agent and the collateral agent, each Authorized Representative and each of their respective successors and assigns.

“Authorized Representative” means (a) in the case of any Credit Agreement Obligations or the lenders under our senior secured credit facility, the Credit Agreement Administrative Agent, (b) in the case of any Secured Hedge Obligations and the Interest Rate Hedge Banks, such Interest Rate Hedge Bank or any person appointed by such Interest Rate Hedge Bank to act as its agent or representative, (c) in the case of the indenture, the senior notes and our existing senior secured notes, the trustee, and (d) in the case of any Series of Additional Secured Obligations or Additional Secured Parties that become subject to the Collateral Agency Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in the place of payment are generally authorized or required by law, regulation or executive order to remain closed.

“Collateral” means all the “Collateral,” as defined in each of the Security Documents.

“Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement, dated as of February 6, 2009 and amended and restated as of May 10, 2010 and further amended as of February 10, 2012, and as supplemented by a Joinder Agreement thereto dated as of December 6, 2010, among the collateral agent, the Credit Agreement Administrative Agent, certain authorized representatives, Puget Equico LLC and the Puget Energy, Inc.

“Collateral Documents” means the Collateral Agency Agreement, the Pledge Agreement and the Security Agreement.

“Controlling Authorized Representative” means (a) until the earlier to occur of (i) the Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date (if any), the Credit Agreement Administrative Agent and (b) from and after the earlier to occur of (i) Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date, the Authorized Representative for the Majority Non-Controlling Voting Parties at such time.

“Credit Agreement” means the Credit Agreement dated as of February 10, 2012, as amended and restated on October 25, 2017, and as further amended on September 25, 2019, among Puget Energy, Inc., the Credit Agreement Administrative Agent, the other agents party thereto and the lenders party thereto, as amended, restated or otherwise modified from time to time.

“Credit Agreement Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders under the Credit Agreement.

“Credit Agreement Obligations” means all Obligations as such term is defined under the Credit Agreement.

“Credit Documents” means, collectively (without duplication), each Financing Document and any Additional Credit Document providing for or evidencing any Additional Secured Obligations.

“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Discharge of Credit Agreement Obligations” means, except as expressly set forth in the Financing Documents, the payment in full in cash of all outstanding principal amount of Loans under the Credit Agreement, all interest due (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and any post-petition interest) on all “Obligations” outstanding under the Credit Agreement and all fees payable or otherwise accrued under the Financing Documents (other than any contingent indemnity obligations that expressly survive the termination of the Financing Documents).

“Discharge of Secured Obligations” means, except as otherwise provided in the Financing Documents, the payment in full in cash of all (a) outstanding Secured Obligations under any Credit Document, (b) interest (including, without limitation, interest accruing at the then applicable rate provided in the applicable Credit Document after the maturity of the Loans or other indebtedness or other relevant Secured Obligations and post-petition interest) on all Secured Obligations outstanding under any Credit Document, and (c) all fees and other Secured Obligations outstanding under each Credit Document (other than any contingent indemnity obligations that expressly survive the termination of the Credit Documents).

“Equity Interests” means, with respect to any person, all of the shares, membership interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such person of any of the foregoing (including through convertible securities).

“Event of Default” means (a) an “event of default” under and as defined in the indenture, the Credit Agreement or any Additional Credit Document or (b) any event leading to an “early termination date” or an “early termination event” under any Interest Rate Hedging Agreement with respect to which Puget Equico is or we are the defaulting party or affected party, as the case may be.

“Financing Documents” means (i) the Credit Agreement, (ii) any promissory notes issued pursuant to Section 2.10(e) of the Credit Agreement, (iii) Interest Hedging Agreements with any Interest Rate Hedge Bank, (iv) any Letter of Credit applications, (v) the Security Documents, (vi) the Collateral Agency Agreement and (vii) all other agreements, instruments, documents and certificates identified in Section 4.01 of the Credit Agreement executed and delivered to, or in favor of, the Credit Agreement Administrative Agent or any lenders under the Credit Agreement and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of us, or any of our employees, and delivered to the Credit Agreement Administrative Agent or any lender under the Credit Agreement in connection with the Credit Agreement or the transactions contemplated thereby. Any reference in the Credit Agreement or any other Financing Document to a Financing Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Credit Agreement or such Financing Document as the same may be in effect at any and all times such reference becomes operative.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Indebtedness” means, as to any person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)

all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including, without limitation, hybrid debt securities;

(b)	letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments issued or created by or for the account of such person;

(c)

net obligations of such person under any Interest Hedging Agreement (the amount of any such net obligation to be the amount that is or would be payable upon settlement, liquidation, termination or acceleration thereof at the time of calculation);

(d)

all obligations of such person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) accrued expenses in the ordinary course of business, (iii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP, and (iv) obligations with respect to commodity purchase contracts);

(e)

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

(f)	for any capital lease, the capitalized amount that would appear on a balance sheet prepared in accordance with GAAP;

(g)

all obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Redeemable Equity Interests in such person or any other or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all guarantees of such person in respect of Indebtedness referred to in any of the foregoing clauses (a) through (g).

“Indenture Securities” means all debt securities outstanding under the indenture.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under Debtor Relief Laws with respect to Puget Equico or us, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Puget Equico or us or with respect to a material portion of their or our respective assets, (c) any liquidation, dissolution, reorganization or winding up of Puget Equico or us whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Puget Equico or us.

“Intercreditor Vote” means a vote conducted in accordance with the procedures set forth in Article 3 of the Collateral Agency Agreement among the Voting Parties for the Series entitled to vote with respect to the particular decision at issue.

“Interest Hedging Agreements” means any rate swap, cap or collar agreement or similar arrangement between one or more interest rate hedge providers and us designed to protect such person against fluctuations in interest rates. For purposes of the Collateral Agency Agreement, our indebtedness at any time under an Interest Hedging Agreement will be determined at such time in accordance with the methodology set forth in such Interest Hedging Agreement.

“Interest Rate Hedge Banks” means any person that is a lender under our senior secured credit facility or an Affiliate of a lender under our senior secured credit facility at the time it enters into an Interest Hedging Agreement in its capacity as a party to such Interest Hedging Agreement and only for so long as any of our obligations remain outstanding under the Interest Hedging Agreement to which such Interest Rate Hedge Bank is a party; provided that such Interest Rate Hedge Bank executes a Joinder Agreement pursuant to the terms of the Collateral Agency Agreement; and provided, further, that no Affiliate of ours may become an Interest Rate Hedge Bank.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s does not make a rating on the senior notes publicly available, another Rating Agency.

“Investors” means (i) the Ontario Municipal Employees Retirement System, (ii) PGGM Vermogensbeheer, (iii) Ontario Teachers’ Pension Plan Board, (iv) Macquarie Group Limited, (v) the British Columbia Investment Management Corporation, (vi) the Alberta Investment Management Corporation and (vii) each of their respective Affiliates (not including, however, any portfolio companies of any of the Investors). For purposes of the preceding sentence, the term “portfolio companies” does not include, without limitation, (i) any investment fund or investment vehicle managed or co-managed by any Investor or by any of such investment funds’ or investment vehicles’ Affiliates or (ii) any direct or indirect non-operating subsidiary of any Investor.

“Joinder Agreement” means a Joinder Agreement executed by the collateral agent and each Authorized Representative for the Secured Obligations subject thereto in accordance with the terms of the Collateral Agency Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capitalized lease having substantially the same economic effect as any of the foregoing).

“Loan” means a loan made pursuant to the Credit Agreement.

“Majority Non-Controlling Voting Parties” means, at any time, the Secured Parties owed or holding Secured Obligations that constitute the largest total outstanding amount of any then outstanding Series of Secured Obligations.

“Permitted Holders” means each of the Investors and members of our management (or of our direct or indirect parent) who are holders of our Voting Stock (or any of its direct or indirect parent companies) on the issue date of the senior notes and any “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of a majority of the total voting power of our Voting Stock.

“Permitted Liens” means liens securing our Indebtedness and liens permitted by our senior secured credit facility (and any amendments, refinancings and replacements thereof).

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of February 6, 2009, as amended and restated as of May 10, 2010, as amended by Amendment No. 1 to Amended and Restated Pledge Agreement dated as of February 10, 2012, and as further amended and extended by Amendment No. 2 to Amended and Restated Pledge Agreement dated as of April 15, 2014.

“Rating Agency” means each of Standard & Poor’s, Moody’s, and Fitch Ratings, or, if Standard & Poor’s, Moody’s, or Fitch Ratings, or all of them do not make a rating on the senior notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by us (as certified by a resolution of our board of directors), which will be substituted for Standard & Poor’s, Moody’s, or Fitch Ratings, or all of them, as the case may be.

“Required Voting Parties” means, with respect to any proposed decision or action hereunder, the Secured Parties owed or holding more than 50% of the Total Outstandings at such time under (a) until the earlier to occur of (i) the Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date (if any), the Credit Agreement, and (b) from and after the earlier to occur of the (i) Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date, the applicable Credit Document governing the Series of Secured Obligations of the Majority Non-Controlling Voting Parties at such time.

“Secured Hedge Obligations” means all amounts payable to any Interest Rate Hedge Bank under any Interest Hedging Agreement.

“Secured Obligations” means, (a) all Credit Agreement Obligations, (b) all Secured Hedge Obligations, and (c) any Additional Secured Obligations, in each case, whether fixed or contingent, matured or unmatured, whether or not allowed or allowable in an Insolvency and Liquidation Proceeding.

“Secured Parties” means, collectively, the Agents, the lenders under our senior secured credit facility, the Interest Rate Hedge Banks, any Additional Secured Parties and each co-agent or sub-agent appointed by any Agent or from time to time pursuant to any Credit Document or the Collateral Agency Agreement.

“Security Agreement” means the Amended and Restated Borrower Security Agreement, dated as of February 6, 2009 and as amended and restated as of May 10, 2010, as further amended as of February 10, 2012, and as further amended and extended as of April 15, 2014, between the Borrower and the collateral agent (as amended, restated, supplemented or otherwise modified from time to time).

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement and any other security agreements, pledge agreements or other similar agreements delivered to the Agents, the lenders under our senior secured credit facility, the Interest Rate Hedge Banks and the Additional Secured Parties, and any other agreements, instruments or documents that create or purport to create a Lien in favor of the collateral agent for the benefit of the Secured Parties.

“Series” means each of (a) the Credit Agreement Obligations, (b) any Additional Obligations incurred pursuant to any Additional Credit Document which, pursuant to any Joinder Agreement, are represented hereunder by a common Authorized Representative (in its capacity as such for such Secured Obligations) and (c) the Secured Hedge Obligations.

“Significant Subsidiary” means any subsidiary that would be considered a “significant subsidiary” under Article 1 of Regulation S-X under the Exchange Act.

“Total Outstandings” means, with respect to any Credit Document (other than any Interest Rate Hedging Agreement), at any time, an amount equal to the sum of, without duplication, the aggregate unpaid principal amount of Loans or other indebtedness outstanding under such Credit Document at such time after giving effect to any borrowings, advances and prepayments or repayments of any Loans or indebtedness under the Credit Agreement or such other Credit Document, as the case may be, on such date, plus the amount of any unfunded commitments under the Credit Agreement or such other Credit Document, as the case may be, on such date.

“Unanimous Voting Parties” means, with respect to any Intercreditor Vote, each of the Credit Agreement Administrative Agent, each of the Authorized Representatives appointed under each Additional Credit Document and each Interest Rate Hedge Bank, in each case casting votes representing 100% of the Voting Party Percentage applicable to each such Series of Secured Obligations.

“Voting Parties” means the lenders under our senior secured credit facility, any Additional Secured Party and, subject to the terms of the Collateral Agency Agreement, each Interest Rate Hedge Bank.

“Voting Party Percentage” means, in connection with any proposed decision or action under the Collateral Agency Agreement, the actual percentage, as determined pursuant to the terms of the Collateral Agency Agreement, of allotted votes cast in favor of such decision or action by the Secured Parties entitled to vote with respect to such decision or action.

“Voting Stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

PLAN OF DISTRIBUTION

We may sell the senior notes:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods.

The prospectus supplement with respect to any senior notes will set forth the terms of the related offering, including:

•	the name or names of any underwriters, dealers or agents and the amount of securities underwritten or purchased by them;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the senior notes and the proceeds to Puget Energy from their sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents;

•	any delayed delivery arrangements; and

•	any securities exchange on which the senior notes may be listed.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, they will acquire the senior notes for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The senior notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the senior notes will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered senior notes if any are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the senior notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the senior notes sold for their account may be reclaimed by the syndicate if the senior notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the senior notes, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are utilized in the sale of senior notes, Puget Energy will sell the senior notes to the dealers as principals. The dealers may then resell the senior notes to the public at varying prices to be determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

The senior notes may be sold directly by us or through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

The senior notes may be sold directly by us to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of these sales will be described in the related prospectus supplement.

Delayed Delivery Contracts

If indicated in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase senior notes from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Agents, dealers and underwriters may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of liabilities under the Securities Act. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

The senior notes may or may not be listed on a national securities exchange. You should read the applicable prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the senior notes.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Article 8 of Puget Energy’s amended and restated articles of incorporation and Article VII of Puget Sound Energy’s amended and restated bylaws provide for indemnification of Puget Energy’s directors and officers to the maximum extent permitted by Washington law, except for (i) acts or omissions of such person finally adjudged to be intentional misconduct or a knowing violation of law by the person, (ii) conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (iii) any transaction with respect to which it was finally adjudged that the person received a benefit in money, property, or services to which such person was not legally entitled.

Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of Puget Energy’s amended and restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to Puget Energy and its shareholders.

Officers and directors of Puget Energy are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

The underwriting agreements, which will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, may contain provisions whereby the underwriters agree to indemnify Puget Energy, its directors and certain officers and other persons, and are incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL OPINIONS

Opinions as to the legality of certain of the senior notes will be rendered for us by Perkins Coie LLP, 1201 Third Avenue, Seattle, Washington. Certain legal matters with respect to the senior notes will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$    ,000,000

Puget Energy, Inc.

    % Senior Secured Notes due 2032

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

Mizuho Securities

MUFG

US Bancorp

            , 2022